As filed with the Securities and Exchange Commission on August 24, 2009

Registration No. 333-153859

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NATIONAL HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6200	36-4128138
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

120 Broadway, 27th Floor
New York, NY 10271
(212) 417-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Goldwasser
Chairman and Chief Executive Officer
120 Broadway, 27th Floor
 New York, New York 10271
(212) 417-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Mitchell C. Littman, Esq.
Littman Krooks LLP
655 Third Avenue
New York, New York 10017
(212) 490-2020

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

CALCULATION OF REGISTRATION FEE
Title of each Class to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(3)
Common stock, par value $0.02 per share	4,583,335	$0.675	$3,093,751.13	$172.63

(1)
Includes: (i) 3,375,000 shares of common stock issuable upon conversion of $6,000,000 principal amount of our 10% Convertible Promissory Notes by certain selling stockholders named within; and (ii) 1,208,335 shares of common stock issuable upon exercise of warrants held by certain selling stockholders named within. Pursuant to Rule 416 under the Securities Act of 1933, as amended, such number of common stock registered hereby shall also include an indeterminate number of additional shares of common stock issuable upon conversion of the 10% convertible promissory notes and upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions in accordance with Rule 416.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices reported for the common stock on the Over-The-Counter Bulletin Board on September 29, 2008.

(3)	A registration fee of $479.00 was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 24, 2009

PROSPECTUS

4,583,335 Shares

NATIONAL
HOLDINGS CORPORATION

National Holdings Corporation

Common Stock

This prospectus relates to the resale, from time to time, of up to 4,583,335 shares of our common stock which are held by certain of our stockholders named within. These shares include 1,208,335 shares of common stock issuable upon exercise of warrants held by certain selling stockholders and 3,375,000 shares of common stock issuable upon conversion of 10% convertible promissory notes held by certain selling stockholders.  All of these shares of common stock are being sold by the selling stockholders named in this prospectus, or their transferees, pledgees, donees or successors-in-interest. The selling stockholders will receive all proceeds from the sale of the shares of our common stock being offered in this prospectus. We will receive, however, the exercise price of the warrants upon exercise by certain selling stockholders of their warrants.

The selling stockholders may sell the shares of common stock being offered by them from time to time on the Over-the-Counter Bulletin Board, in market transactions, in negotiated transactions or otherwise, and at prices and at terms that will be determined by the then prevailing market price for the shares of common stock or at negotiated prices directly or through brokers or dealers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” on page 19.

Our common stock trades on the Over-The-Counter Bulletin Board under the symbol “NHLD.OB.”  On August 17, 2009, the closing price of our common stock on the Over-The-Counter Bulletin Board was $0.70.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 24, 2009

TABLE OF CONTENTS

Page No.
TABLE OF CONTENTS	i
PROSPECTUS SUMMARY	1
RISK FACTORS	3
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	13
USE OF PROCEEDS	14
MARKET PRICE OF OUR COMMON STOCK	14
SELLING STOCKHOLDERS	16
PLAN OF DISTRIBUTION	19
DESCRIPTION OF OUR BUSINESS	21
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29
DIRECTORS AND EXECUTIVE OFFICERS	30
COMPENSATION DISCUSSION AND ANALYSIS	35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	37
DESCRIPTION OF OUR COMMON STOCK	40
LEGAL MATTERS	42
EXPERTS	42
WHERE YOU CAN FIND MORE INFORMATION	43
INCORPORATION BY REFERENCE	43

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including our financial statements incorporated by reference from our Annual Report on Form 10-K, as amended, and quarterly reports on Form 10-Q, as amended. You should read “Risk Factors” beginning on page 3 for more information about important risks that you should consider before investing in our common stock.

As used in this prospectus, unless the context otherwise requires, the terms the “Company”, “National,” “we,” “our” and “us” refer to National Holdings Corporation and its consolidated subsidiaries.

General

National is a Delaware financial services corporation organized in 1996 operating principally through its wholly owned subsidiaries, National Securities Corporation, vFinance Investments, Inc. and EquityStation, Inc. (collectively, the “Broker Dealer Subsidiaries”).  Through our Broker Dealer Subsidiaries, we conduct a national securities brokerage business through our main offices in New York, New York, Boca Raton, Florida, and Seattle, Washington, as well as 94 other locations throughout the country and four offices outside the country. Our business includes securities brokerage for individual and institutional clients, market-making trading activities, asset management and corporate finance services.

Through our Broker Dealer Subsidiaries, we (1) offer full service retail brokerage to approximately 45,000 high net worth and institutional clients, (2) provide investment banking, merger, acquisition and advisory services to micro, small and mid-cap high growth companies, and (3) engage in trading securities, including making markets in over 3,500 micro and small cap stocks and provides liquidity in the United States Treasury marketplace.  The Broker Dealer Subsidiaries are introducing brokers and clear all transactions through clearing organizations on a fully disclosed basis.  They are registered with the Securities and Exchange Commission ("SEC"), are members of the Financial Industry Regulatory Authority ("FINRA") (formerly the National Association of Securities Dealers) and Securities Investor Protection Corporation ("SIPC").  vFinance Investments is also a member of the National Futures Association ("NFA").

Our brokers operate primarily as independent contractors.  An independent contractor registered representative who becomes an affiliate of a Broker Dealer Subsidiary typically establishes his own office and is responsible for the payment of expenses associated with the operation of such office, including rent, utilities, furniture, equipment, stock quotation machines and general office supplies.  The independent contractor registered representative is entitled to retain a higher percentage of the commissions generated by his sales than an employee registered representative at a traditional employee-based brokerage firm.  This arrangement allows us to operate with a reduced amount of fixed costs and lowers the risk of operational losses for non-production.

In July 1994, National Securities formed a wholly owned subsidiary, National Asset Management, Inc., a Washington corporation ("NAM").  NAM is a federally-registered investment adviser providing asset management advisory services to high net worth clients for a fee based upon a percentage of assets managed.  In March 2008, all of the issued and outstanding stock of NAM was transferred from National Securities to National.

In the third quarter of fiscal year 2006, we formed a wholly owned subsidiary, National Insurance Corporation, a Washington corporation ("National Insurance").  National Insurance provides fixed insurance products to its clients, including life insurance, disability insurance, long term care insurance and fixed annuities.  National Insurance finalized certain requisite state registrations during the second quarter of fiscal year 2007 and commenced business operations that have to date  been de minimus.

vFinance Lending Services, Inc, originally formed as a wholly owned subsidiary of vFinance, Inc., was established in May 2002.  It is a mortgage lender focused primarily on the commercial sector, providing bridge loans and commercial mortgages through its nationwide network of lenders. Its operations to date have been de minimus.

The Offering

This prospectus relates to the offer and sale from time to time of up to 4,583,335 shares of our common stock by the Selling Stockholders. We are also registering for sale any additional shares of common stock which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock.

The Selling Stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the Selling Stockholders.

As of August 17, 2009, there were 17,150,704 shares outstanding.  The 4,583,335 shares of our common stock being registered on behalf of the Selling Stockholders pursuant to this prospectus, including shares underlying outstanding warrants and convertible notes which may be issued upon the exercise or conversion of such securities, represents approximately 21% of the total common stock outstanding on a diluted basis.

Other information

Our principal executive offices are located at 120 Broadway, 27th Floor, New York, NY 10271.  Our telephone number is (212) 417-8000. Our website address is www.nationalsecurities.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

RISK FACTORS

Our business, operations and financial condition are subject to various risks. You should consider carefully the following risk factors, in addition to the other information set forth in this prospectus, before deciding to participate in the offering. If any of these risks and uncertainties actually occur, our business, financial condition or results of operations could be materially and adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our operating results have resulted in reporting losses.

Although National was profitable in fiscal years 2007, 2006 and 2004, it reported losses of  approximately 21.0 million, $1.2 million, $843 thousand, $3.4 million and $7.9 million in fiscal years 2008, 2005, 2003, 2002 and 2001, respectively. National’s losses were primarily attributable to market slowdowns and reduced trading activity and volatility, and the cessation of National’s market making activities prior to the July 2008 merger with vFinance, Inc. (“vFinance”).  In addition, vFinance had sustained substantial losses in each year since its inception due to ongoing operating expenses and a lack of revenues sufficient to offset those operating expenses. For the year ended December 31, 2004, when vFinance earned a substantial profit for the first time in its history, vFinance's results amounted to net income of $2.2 million (as revised), including a $1.5 million non-cash gain on debt forgiveness. For the years ended December 31, 2007, 2006 and 2005, however, vFinance's results amounted to net losses of approximately $1.7 million, $2.2 million and $1.1 million, respectively.

There is no assurance that we will be profitable in the future. If we are unable to achieve or sustain profitability, we may need to curtail, suspend or terminate certain operations.

We may require additional financing.

In order for us to have the opportunity for future success and profitability, we periodically may need to obtain additional financing, either through borrowings, public offerings, private offerings, or some type of business combination (e.g., merger, buyout, etc.).  We have actively pursued a variety of funding sources, and have consummated certain transactions in order to address its capital requirements. We may need to seek to raise additional capital through other available sources, including borrowing additional funds from third parties and there can be no assurance that it will be successful in such pursuits. Additionally, the issuance of new securities to raise capital will cause the dilution of shares held by current stockholders. Accordingly, if we are unable to generate adequate cash from its operations, and if it is unable to find sources of funding, such an event would have an adverse impact on our liquidity and operations.

If we are unable to pay our outstanding debt obligations when due, our operations may be materially adversely affected.

At June 30, 2009 we had total indebtedness of $7,100,000 which included $600,000 of subordinated debt. We cannot assure you that our operations will generate funds sufficient to repay our existing debt obligations as they come due.  Our failure to repay our indebtedness and make interest payments as required by our debt obligations, could have a material adverse affect on our operations.

We are exposed to risks due to its investment banking activities.

Participation in an underwriting syndicate or a selling group involves both economic and regulatory risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase, or if it is forced to liquidate its commitment at less than the purchase price. In addition, under federal securities laws, other laws and court decisions with respect to underwriters' liabilities and limitations on the indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to such offerings. Acting as a managing underwriter increases these risks.  Underwriting commitments constitute a charge against net capital and our ability to make underwriting commitments may be limited by the requirement that it must at all times be in compliance with the net capital rule.

Our risk management policies and procedures may leave us exposed to unidentified risks or an unanticipated level of risk.

The policies and procedures we employ to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior.  As a result, these methods may not accurately predict future risk exposures, which could be significantly greater than the historical measures indicate.  Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by us.  This information may not be accurate, complete, up-to-date or properly evaluated.  Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events.  We cannot assure that our policies and procedures will effectively and accurately record and verify this information.

We seek to monitor and control our risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems.  We believe that we are able to evaluate and manage the market, credit and other risks to which it is exposed.  Nonetheless, our ability to manage risk exposure can never be completely or accurately predicted or fully assured.  For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments could have a material adverse effect on our results of operations and financial condition.  The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in earnings, increases in our credit risk to customers as well as to third parties and increases in general systemic risk.

We depend on senior employees and the loss of their services could harm our business.

We depend on the continued services of its management team, particularly Mark Goldwasser, our Chairman and Chief Executive Officer, Leonard J. Sokolow, our Vice Chairman and President, and Christopher C. Dewey, our Vice Chairman, as well as our ability to hire additional members of management, and to retain and motivate other officers and key employees.  We may not be able to find an appropriate replacement for Messrs. Goldwasser, Sokolow or Dewey or any other executive officer if the need should arise.  We currently maintain a $6,000,000 of life insurance policy on Mr. Goldwasser.  Due to the regulated nature of some of our businesses, some of our executive officers, or other key personnel could become subject to suspensions or other limitations on the scope of their services to the Company from time to time.  If we lose the services of any executive officers or other key personnel, we may not be able to manage and grow our operations effectively, enter new brokerage markets or develop new products.

Our Broker Dealer Subsidiaries are subject to various risks associated with the securities industry.

As securities broker-dealers, our Broker Dealer Subsidiaries are subject to uncertainties that are common in the securities industry. These uncertainties include:

•	the volatility of domestic and international financial, bond and stock markets;
•	extensive governmental regulation;
•	litigation;
•	intense competition;
•	substantial fluctuations in the volume and price level of securities; and
•	dependence on the solvency of various third parties.

As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year.  In periods of low volume, profitability is impaired because certain expenses remain relatively fixed.  In the event of a market downturn, our business could be adversely affected in many ways.  Our revenues are likely to decline in such circumstances and, if it were unable to reduce expenses at the same pace, its profit margins would erode.

Failure to comply with the net capital requirements could subject us to sanctions imposed by the SEC or FINRA.

Our Broker Dealer Subsidiaries are subject to the SEC's net capital rule which requires the maintenance of minimum net capital.  National Securities, vFinance Investments, and EquityStation are each required to maintain $250,000, $1,000,000 and $100,000 in minimum net capital, respectively.  Due to its market maker status, vFinance Investments is required to maintain a specified amount per security that it makes a market in, based on the bid price of each stock.  This required amount can exceed the minimum net capital requirement, and in the case of vFinance Investments, the minimum Net Capital Requirement has been $1,000,000 (the limit) in recent years.  The net capital rule is designed to measure the general financial integrity and liquidity of a broker-dealer.  Compliance with the net capital rule limits those operations of broker-dealers that require the intensive use of their capital, such as underwriting commitments and principal trading activities.  The rule also limits the ability of securities firms to pay dividends or make payments on certain indebtedness, such as subordinated debt, as it matures.  FINRA may enter the offices of a broker-dealer at any time, without notice, and calculate the firm's net capital.  If the calculation reveals a deficiency in net capital, FINRA may immediately restrict or suspend certain or all of the activities of a broker-dealer.  Our Broker Dealer Subsidiaries may not be able to maintain adequate net capital, or its net capital may fall below requirements established by the SEC, and subject us to disciplinary action in the form of fines, censure, suspension, expulsion or the termination of business altogether.  In addition, if these net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited.  A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain its present levels of business, which could have a material adverse effect on our business.  In addition, we may become subject to net capital requirements in other foreign jurisdictions in which we currently operate or which it may enter.  We cannot predict its future capital needs or its ability to obtain additional financing.

Our business could be adversely affected by a breakdown in the financial markets.

As a securities broker-dealer, each of our Broker Dealer Subsidiaries’ business is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world.  Many factors or events could lead to a breakdown in the financial markets including war, terrorism, natural catastrophes and other types of disasters.  These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively.  If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, our revenues are likely to decline and our operations are likely to be adversely affected.

Our revenues may decline in adverse market or economic conditions.

Unfavorable financial or economic conditions may reduce the number and size of the transactions in which we provide underwriting services, merger and acquisition consulting and other services. Our investment banking revenues, in the form of financial advisory, placement agent and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. Additionally, a downturn in market conditions could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads.  We must review customer relationships for impairment whenever events or circumstances indicate that impairment may be present, which may result in a material, non-cash write down of customer relationships. A significant decrease in revenues or cash flows derived from acquired customer relationships could result in a material, non-cash write-down of customer relationships. Such impairment would have a material adverse impact on our results of operations and stockholders' equity.

Market fluctuations and volatility may reduce our revenues and profitability.

Our revenue and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity.  Additionally, our profitability may be adversely affected by losses from the trading or underwriting of securities or failure of third parties to meet commitments.  We act as a market maker in publicly traded common stocks.  In market making transactions, we undertake the risk of price changes or being unable to resell the common stock it holds or being unable to purchase the common stock it has sold.  These risks are heightened by the illiquidity of many of the common stocks we trade and/or make a market.  Any losses from our trading activities, including as a result of unauthorized trading by our employees, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Lower securities price levels may also result in a reduced volume of transactions, as well as losses from declines in the market value of common stocks held for trading purposes.  During periods of declining volume and revenue, our profitability would be adversely affected.  Declines in market values of common stocks and the failure of issuers and third parties to perform their obligations can result in illiquid markets.

We generally maintain trading and investment positions in the equity markets. To the extent that we owns assets, i.e., have long positions, a downturn in those markets could result in losses from a decline in the value of such long positions. Conversely, to the extent that we have sold assets that we do not own, i.e., have short positions in any of those markets, an upturn could expose it to potentially unlimited losses as it attempts to cover its short positions by acquiring assets in a rising market.

We may, from time to time, have a trading strategy consisting of holding a long position in one asset and a short position in another from which it expects to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate or against which we have not hedged, we might realize a loss in those paired positions. In addition, we maintain trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

Competition with other financial firms may have a negative effect on our business.

We compete directly with national and regional full-service broker-dealers and a broad range of other financial service firms, including banks and insurance companies.  Competition has increased as smaller securities firms have either ceased doing business or have been acquired by or merged into other firms.  Mergers and acquisitions have increased competition from these firms, many of which have significantly greater financial, technical, marketing and other resources than the Company.  Many of these firms offer their customers more products and research than currently offered by us.  These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements.  We also face competition from companies offering discount and/or electronic brokerage services, including brokerage services provided over the Internet, which we are currently not offering and do not intend to offer in the foreseeable future.  These competitors may have lower costs or provide more services, and may offer their customers more favorable commissions, fees or other terms than those offered by the Company.  To the extent that issuers and purchasers of securities transact business without our assistance, our operating results could be adversely affected.

If we do not continue to develop and enhance our services in a timely manner, our business may be harmed.

Our future success will depend on our ability to develop and enhance our services and add new services. We operate in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant risks in the development of new or enhanced services, including the risks that we will be unable to:

•	effectively use new technologies;

•	adapt its services to emerging industry or regulatory standards; or

•	market new or enhanced services.

If we are unable to develop and introduce new or enhanced services quickly enough to respond to market or customer requirements or to comply with emerging industry standards, or if these services do not achieve market acceptance, our business could be seriously harmed.

We are currently subject to extensive securities regulation and the failure to comply with these regulations could subject us to penalties or sanctions.

The securities industry and our business are subject to extensive regulation by the SEC, state securities regulators and other governmental regulatory authorities.  We are also regulated by industry self-regulatory organizations, including the Financial Industry Regulatory Authority, Inc. (“FINRA”), the Municipal Securities Rulemaking Board ("MSRB") and the National Futures Association (“NFA”).  Our Broker Dealer Subsidiaries are registered broker-dealers with the SEC and member firms of FINRA.  Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping, and the conduct of directors, officers and employees.  Changes in laws or regulations or in governmental policies could cause use to change the way we conducts our business, which could adversely affect the Company.

Compliance with many of the regulations applicable to the Company involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation.  These regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements.  If we are found to have violated an applicable regulation, administrative or judicial proceedings may be initiated against us that may result in a censure, fine, civil penalties, issuance of cease-and-desist orders, the deregistration or suspension of our broker-dealer activities, the suspension or disqualification of our officers or employees, or other adverse consequences.  The imposition of any of these or other penalties could have a material adverse effect on our operating results and financial condition.

We rely on clearing brokers and unilateral termination of the agreements with these clearing brokers could disrupt our business.

Our Broker-Dealer Subsidiaries are introducing brokerage firms, using third party clearing brokers to process its securities transactions and maintain customer accounts.  The clearing brokers also provide billing services, extend credit and provide for control and receipt, custody and delivery of securities. We depend on the operational capacity and ability of the clearing brokers for the orderly processing of transactions.  In addition, by engaging the processing services of a clearing firm, we are exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws.  If the clearing agreements are unilaterally terminated for any reason, we would be forced to find alternative clearing firms without adequate time to negotiate the terms of a new clearing agreement and without adequate time to plan for such change.  There can be no assurance that if there were a unilateral termination of its clearing agreement that we would be able to find an alternative clearing firm on acceptable terms to it or at all.

We permit our clients to purchase securities on a margin basis or sell securities short, which means that the clearing firm extends credit to the client secured by cash and securities in the client's account.  During periods of volatile markets, the value of the collateral held by the clearing brokers could fall below the amount borrowed by the client.  If margin requirements are not sufficient to cover losses, the clearing brokers sell or buy securities at prevailing market prices, and may incur losses to satisfy client obligations.  We have agreed to indemnify the clearing brokers for losses they incur while extending credit to its clients.

Credit risk exposes us to losses caused by financial or other problems experienced by third parties.

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include trading counterparts, customers, clearing agents, exchanges, clearing houses, and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations owed to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from holding securities of third parties, executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries, and extending credit to clients through bridge or margin loans or other arrangements. Significant failures by third parties to perform their obligations owed to us could adversely affect our revenues and perhaps our ability to borrow in the credit markets.

Adverse results of current litigation and potential securities law liability would result in financial losses and divert management's attention to business.

Many aspects of our business involve substantial risks of liability.  There is a risk of litigation and arbitration within the securities industry, including class action suits seeking substantial damages.  We are subject to potential claims by dissatisfied customers, including claims alleging they were damaged by improper sales practices such as unauthorized trading, sale of unsuitable securities, use of false or misleading statements in the sale of securities, mismanagement and breach of fiduciary duty.  We may be liable for the unauthorized acts of its retail brokers if it fails to adequately supervise their conduct.  As an underwriter, we may be subject to substantial potential liability under federal and state law and court decisions, including liability for material misstatements and omissions in securities offerings.  We may be required to contribute to a settlement, defense costs or a final judgment in legal proceedings or arbitrations involving a past underwriting and in actions that may arise in the future.  We carry "Errors and Omissions" insurance to protect against arbitrations; however, the policy is limited in items and amounts covered and there can be no assurance that it will cover a particular complaint.  The adverse resolution of any legal proceedings involving us and/or our subsidiaries could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We face significant competition for registered representatives.

We are dependent upon the independent contractor model for our retail brokerage business.  A significant percentage of our retail registered representatives are independent contractors.  We are exposed to the risk that a large group of independent contractors could leave the firm or decide to affiliate with another firm and that we will be unable to recruit suitable replacements.  A loss of a large group of our independent contractors could have a material adverse impact on our ability to generate revenue in the retail brokerage business.

The precautions we take to prevent and detect employee misconduct may not be effective, and we could be exposed to unknown and unmanaged risks or losses.

We run the risk that employee misconduct could occur. Misconduct by employees could include:

•	employees binding us to transactions that exceed authorized limits or present unacceptable risks to us;

•	employees hiding unauthorized or unsuccessful activities from us; or

•	the improper use of confidential information.

These types of misconduct could result in unknown and unmanaged risks or losses to us including regulatory sanctions and serious harm to our reputation. The precautions we take to prevent and detect these activities may not be effective. If employee misconduct does occur, our business operations could be materially adversely affected.

Internet and internal computer system failures or compromises of our systems or security could damage our reputation and harm our business.

Although a significant portion of our business is conducted using traditional methods of contact and communications such as face-to-face meetings, a portion of our business is conducted through the Internet. We could experience system failures and degradations in the future. We cannot assure you that we will be able to prevent an extended system failure if any of the following events occur:

•	human error;

•	subsystem, component, or software failure;

•	a power or telecommunications failure;

•	an earthquake, fire, or other natural disaster or act of God;

•	hacker attacks or other intentional acts of vandalism; or

•	terrorist's acts or war.

Failure to adequately protect the integrity of our computer systems and safeguard the transmission of confidential information could harm our business.

The secure transmission of confidential information over public networks is a critical element of our operations. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. We do not believe that we have experienced any security breaches in the transmission of confidential information.  We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise of the technology or other algorithms used by our vendors and us to protect client transaction and other data. Any compromise of our systems or security could harm our business.

Our success and ability to compete may depend in part on vFinance's intellectual property.

vFinance relies on copyright and trademark law, as well as confidentiality arrangements, to protect its intellectual property. vFinance owns the following federally registered marks: vFinance, Inc.®, vFinance.com, Inc.®, AngelSearch®, Direct2Desk® and Hedge Fund Accelerator®. vFinance currently does not have any patents. The concepts and technologies vFinance uses may not be patentable. vFinance's competitors or others may adopt product or service names similar to "vFinance.com," thereby impeding vFinance's ability to build brand identity and possibly leading to client confusion. vFinance's inability to adequately protect the name "vFinance.com" would seriously harm its business. Policing unauthorized use of vFinance's intellectual property is made especially difficult by the global nature of the Internet and the inherent difficulty in controlling the ultimate destination or security of software or other data transmitted on it.

The laws of other countries may afford vFinance little or no effective protection for its intellectual property. vFinance cannot assure you that the steps it takes will prevent misappropriation of its intellectual property or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to:

●	enforce vFinance's intellectual property rights;

•	determine the validity and scope of the proprietary rights of others; or

•	defend against claims of infringement or invalidity.

Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could seriously harm vFinance's business. ]

●	enforce vFinance's intellectual property rights;

•	determine the validity and scope of the proprietary rights of others; or

•	defend against claims of infringement or invalidity.

Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could seriously harm vFinance's business.

The "National" brand may not achieve the broad recognition necessary to succeed.

We believe that broader recognition and positive perception of the "National" brand is essential to our future success. Accordingly, we intend to continue to pursue an aggressive brand enhancement strategy, which will include multimedia advertising, promotional programs and public relations activities. These initiatives will require significant expenditures. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues. Successful positioning of our brand will depend in a large part on:

•	the success of our advertising and promotional efforts;

•	an increase in the number of users and page views of our subsidiaries’ website; and

•	the ability to continue to provide a website and services useful to our clients.

Risks Related to our Common Stock

Our common stock has low trading volume and any sale of a significant number of shares is likely to depress the trading price.

Our common stock is quoted on the OTC Bulletin Board. Traditionally, the trading volume of the common stock has been limited. For example, for the 30 trading days ending on August 17, 2009, the average daily trading volume was approximately 3,650 shares per day and on certain days there was no trading activity. During such 30-day period the closing price of the National common stock ranged from a high of $0.70 to a low of $0.51.  Because of this limited trading volume, purchasers of the securities being offered hereby may not be able to sell quickly any significant number of such shares, and any attempted sale of a large number of our shares will likely have a material adverse impact on the price of our common stock. Because of the limited number of shares being traded, the per share price is subject to volatility and may continue to be subject to rapid price swings in the future.

The conversion or exercise of our outstanding convertible securities stock may result in dilution to our common stockholders.

Dilution of the per share value of the our common shares could result from the conversion of most or all of the currently outstanding shares of our preferred stock and from the exercise of the currently outstanding convertible securities.

Preferred Stock - We currently have 42,957 shares of Series A preferred stock outstanding, which are convertible, in total, into 3,436,560 shares of common stock.

Warrants and Options - We currently have outstanding: warrants to purchase 1,977,973 shares of common stock at exercise prices ranging from $0.79 to $4.65 per share and options to purchase 6,469,965 shares of common stock at exercise prices ranging from $0.64 to $2.57 per share.

Convertible Notes - We currently have outstanding $6,000,000 principal amount of convertible promissory notes which are convertible into an aggregate of 3,375,000 shares of common stock at conversion prices of between $1.60 and $2.00 per share.

The exercise of these warrants and options, and conversion of the Series A preferred shares and convertible notes, and the sale of the underlying common stock, or even the potential of such conversion or exercise and sale, may have a depressive effect on the market price of our securities and will cause dilution to our stockholders. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding convertible securities can be expected to convert or exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by the outstanding options and warrants. Dilution could create significant downward pressure on the trading price of our common stock if the conversion or exercise of these securities encouraged short sales. Even the mere perception of eventual sales of common shares issued on the conversion of these securities could lead to a decline in the trading price of our common stock.

The price of our common stock is volatile.

The price of our common stock has fluctuated substantially.  The market price of its common stock may be highly volatile as a result of factors specific to us and the securities markets in general.  Factors affecting volatility may include: variations in our annual or quarterly financial results or those of its competitors; economic conditions in general; and changes in applicable laws or regulations, or their judicial or administrative interpretations affecting us or our subsidiaries or the securities industry.  In addition, volatility of the market price of our common stock is further affected by its thinly traded nature.

We have restricted shares outstanding that may depress the price of our common stock.

As of August 17, 2009, of the 17,150,704 outstanding shares of our common stock, approximately 3,994,000 shares may be deemed restricted shares and, in the future, may be sold in compliance with Rule 144 under the Securities Act.  Rule 144, as amended, provides that a person who is not affiliated with the Company holding restricted securities for six months may sell such shares without restriction.  A person who is affiliated with us and who has held restricted securities for six months may sell such shares in brokerage transactions, subject to limitations based on the number of shares outstanding and trading volume.  Such sales may have a depressive effect on the price of our common stock in the open market.

Our principal stockholders including its directors and officers control a large percentage of shares of our common stock and can significantly influence our corporate actions.

As of August 17, 2009, our executive officers, directors and/or entities that these individuals are affiliated with, owned approximately 20% of our outstanding common stock, including shares of common stock issuable upon conversion of our Series A preferred stock, and excluding stock options, warrants and convertible notes, or approximately 46% on a fully-diluted basis.  Accordingly, these individuals and entities will be able to significantly influence most, if not all, of our corporate actions, including the election of directors, the appointment of officers, and potential merger or acquisition transactions

There are risks associated with our common stock trading on the OTC Bulletin Board rather than on a national exchange.

There may be significant consequences associated with our common stock trading on the OTC Bulletin Board rather than a national exchange.  The effects of not being able to list our common stock securities on a national exchange include:

•	limited release of the market price of our securities;
•	limited news coverage;
•	limited interest by investors in our securities;
•	volatility of our common stock price due to low trading volume;
•	increased difficulty in selling our securities in certain states due to "blue sky" restrictions; and
•	limited ability to issue additional securities or to secure additional financing.

Our board of directors can issue shares of "blank check" preferred stock without further action by our stockholders.

Our board of directors has the authority, without further action by our stockholders, to issue up to 200,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions in each series of the preferred stock, including:

•	dividend rights;
•	conversion rights;
•	voting rights, which may be greater or lesser than the voting rights of our common stock;
•	rights and terms of redemption;
•	liquidation preferences; and
•	sinking fund terms.

There are currently 50,000 shares of Series A preferred stock authorized, with 42,957 of such shares issued and outstanding.  The issuance of additional shares of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that these holders will receive dividends and payments upon our liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. Other than the issuance of additional shares of our Series A preferred stock as in-kind dividends, we have no current plans to issue any additional preferred stock in the next twelve months. Although the issuance of preferred stock may be necessary in order to raise additional capital.

We are subject to new requirements that we evaluate our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act and other corporate governance initiatives that may expose certain risks.

We are subject to the requirements of Section 404 of the Sarbanes-Oxley Act and the SEC rules and regulations that require an annual management report on its internal controls over financial reporting, including, among other matters, management's assessment of the effectiveness of its internal control over financial reporting.  For the year ending September 30, 2010, an attestation report by our independent registered public accounting firm regarding our internal controls will also be required.

We cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact of the same on our operations.  If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, including the SEC.  Moreover, if we are unable to assert that our internal control over financial reporting is effective in any future period (or if its auditors are unable to express an opinion on the effectiveness of its internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which may have an a material adverse effect on our business.

Our compliance with the Sarbanes-Oxley Act may require significant expenses and management resources that would need to be diverted from our other operations and could require a restructuring of our internal controls over financial reporting.  Any such expenses, time reallocations or restructuring could have a material adverse effect on its operations.  The applicability of the Sarbanes-Oxley Act could make it more difficult and more expensive for us to obtain director and officer liability insurance, and also make it more difficult for us to attract and retain qualified individuals to serve on our boards of directors, or to serve as executive officers.

We do not expect to pay any dividends on our common stock in the foreseeable future.

We do not anticipate that it will pay any dividends to holders of our common stock in the foreseeable future. Other than dividends paid on its Series A preferred stock, we expect to retain all future earnings, if any, for investment in its business. In addition, our Certificates of Designation setting forth the relative rights and preferences of its Series A preferred stock, as well as our outstanding convertible notes may limit our ability to pay dividends to the holders of our common stock.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance.  Statements containing terms such as “believes,” “does not believe,” “plans,” “expects,” “intends,” “estimates,” “anticipates” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated.  We make cautionary statements in certain sections of this prospectus, including under “Risk Factors” beginning on page 3.  You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases.

No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement.

USE OF PROCEEDS

The proceeds from the sale of the common stock offered in this prospectus are solely for the account of the selling stockholders.  Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholders.  However, we will receive the exercise price of any common stock we sell to the selling stockholders upon exercise by them of their warrants. If warrants to purchase all of the underlying 1,208,335 shares of common stock are exercised for cash, we would receive approximately $2,158,338 of total proceeds, before expenses, subject to any adjustment due to the anti-dilution provisions of the warrants. The selling stockholders are not obligated to exercise the warrants and 783,335 of such warrants contain cashless exercise rights which if exercised would result in no cash proceeds to the Company.  If none of the warrants are exercised we will not receive any proceeds.  In the event that any or all of the warrants are exercised, the proceeds will be used for general corporate purposes.

MARKET PRICE OF OUR COMMON STOCK

On March 20, 2006, our common stock commenced trading under the symbol “NHLD” on the OTCBB reflecting the Company’s name change.  Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.  From October 1, 2005 to March 17, 2006, National's common stock traded on the OTC Bulletin Board under the symbol "OLYD."

The following table sets forth the high and low closing sales prices for the common stock as reported on the OTC Bulletin Board for the period from October 1, 2005 to June 30, 2009.

	High	Low

Quarter Ended December 31, 2008	$0.90	$0.30
Quarter Ended March 31, 2009	$0.85	$0.45
Quarter Ended June 30, 2009	$0.70	$0.44

Year Ended September 30, 2008
First Quarter	$2.55	$1.42
Second Quarter	2.80	1.96
Third Quarter	2.25	1.50
Fourth Quarter	1.68	0.70

Year Ended September 30, 2007
First Quarter	$1.65	$1.10
Second Quarter	1.80	1.40
Third Quarter	3.30	1.56
Fourth Quarter	2.85	1.85

Year Ended September 30, 2006
First Quarter	$1.20	$0.53
Second Quarter	1.60	0.75
Third Quarter	1.55	1.05
Fourth Quarter	1.60	1.20

The closing price of our common stock on August 17, 2009, as quoted on the OTC Bulletin Board, was $0.70 per share.

As of August 17, 2009, we are authorized to issue 50 million shares of common stock, of which 17,150,704 shares were issued and outstanding. We are also authorized to issue up to 200,000 shares of preferred stock, 50,000 of which are designated as Series A preferred stock with 42,957 of such shares issued and outstanding as of such date.   We had approximately 1,000 stockholders, including stockholders holding stock in street name and trust accounts.

SELLING STOCKHOLDERS

Background

We issued shares Series B Preferred Stock convertible into shares of common stock, 10% convertible promissory notes convertible into shares of common stock, 11% convertible promissory notes convertible into shares of common stock and warrants exercisable into shares of common stock to certain selling stockholders in the following private transactions:

●           Private Offerings

o
In the third quarter of fiscal year 2008, we consummated a private offering of our securities to St. Cloud Capital Partners II, L.P (“St. Cloud II”) pursuant to Rule 506 of Regulation D under the Securities Act.  We issued a $3,000,000 principal amount, four-year, 10% convertible promissory note, which is convertible into common stock at a price of $1.60 per share, and a five-year warrant to purchase an aggregate of 468,750 shares of common stock at an exercise price of $2.00 per share. Marshall S. Geller, the Senior Managing Member of SCGP II, LLC, the General Partner of St. Cloud II, is a member of the Board of Directors of the Company and Robert W. Lautz, Jr., a managing member of SCGP II, became a member of the Board of Directors of the Company simultaneous with the closing of the private offering.  We agreed to include a portion of the shares of common stock issuable upon conversion of the 10% convertible promissory note and upon exercise of the warrant in the registration statement which this prospectus is a part.

o
In the second quarter of fiscal year 2008, we consummated a private offering of our securities to St. Cloud II pursuant to Rule 506 of Regulation D under the Securities Act.  We issued a $3,000,000 principal amount, four-year, 10% convertible promissory note, which is convertible into common stock at a price of $2.00 per share, and a five-year warrant to purchase an aggregate of 375,000 shares of common stock at an exercise price of $2.50 per share.  We agreed to include the shares of common stock issuable upon conversion of the 10% convertible promissory note and upon exercise of the warrant in the registration statement which this prospectus is a part.

o
In the second quarter of fiscal year 2007, we consummated a private offering of our securities to three accredited investors pursuant to Rule 506 of Regulation D under the Securities Act.  We issued 10% non-convertible promissory notes in the aggregate principal amount of $1,000,000 and warrants to purchase an aggregate of 250,000 shares of our common stock at an exercise price of $1.40 per share.  The Investors included Christopher C. Dewey and St. Cloud Capital Partners, L.P., a Los Angeles, California based private mezzanine investment fund formed in December 2001 that invests in debt and equity securities of lower middle market companies (“St. Cloud”).  Mr. Dewey and Marshall S. Geller, the Co-Founder and Senior Managing Partner of St. Cloud, are each members of the Company’s board of directors.  Mr. Dewey waived his registration rights with respect to shares underlying the warrants he purchased in this transaction and such shares are not included herein.

o
In the second quarter of fiscal year 2006, we consummated a private offering of our securities to three accredited investors pursuant to Rule 506 of Regulation D under the Securities Act.  We issued an aggregate of 10,000 shares of our newly created Series B Preferred Stock, which was convertible into common stock at a price of $.75 per share, and $1,000,000 in principal amount of five-year, 11% convertible promissory notes, which was convertible into common stock at a price of $1.00 per share.  The investors included St. Cloud. Such noteholders received five-year warrants to purchase an aggregate of 300,000 shares of common stock at an exercise price of $1.00 per share. Marshall S. Geller, the Senior Managing Member of SCGP, LLC, the General Partner of St. Cloud, became a member of the Board of Directors of the Company simultaneous with the closing of the private offering.  In June 2007, we exercised the conversion option contained in our 11% convertible promissory notes and issued 1,024,413 shares of our common stock in full payment of the $1,000,000 convertible promissory notes, plus accrued interest.  In July 2007, we exercised the conversion option contained in our Series B preferred stock, and issued 1,333,333 shares of our common stock for the retirement of the Series B preferred stock.  We agreed to include the shares of common stock issuable upon exercise of the warrants in the registration statement which this prospectus is a part.

Table

The following table sets forth, to the best of our knowledge, the number of shares of common stock beneficially owned by each of the selling stockholders as of the date of this prospectus, the number of shares owned by them covered by this prospectus and the amount and percentage of shares to be owned by each selling stockholder after the sale of all of the shares offered by this prospectus. The table also sets forth the number of shares of common stock certain selling stockholders will receive upon conversion of the 10% convertible promissory notes and upon exercise of warrants.  The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership is deemed to include any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.  Except as indicated below, none of the selling stockholders has had any position, office or other material relationship with us within the past three years other than as a result of the ownership of our shares or other securities. The information included below is based on information provided by the selling stockholders, or where the selling shareholders have failed to provide us information regarding their stock ownership, it is based on our records of shares issued in connection with certain private transactions in the years 2006 through 2008.  Because the selling stockholders may offer some or all of their shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered hereby will be sold.

Unless otherwise set forth below, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable.

The applicable percentages of ownership are based on an aggregate of 17,150,704 shares of common stock issued and outstanding as of the date of this prospectus. This number does not include shares of common stock issuable upon conversion of the shares of Series A Preferred Stock, shares of common stock issuable upon conversion of 10% convertible promissory notes or shares of common stock issuable upon exercise of outstanding warrants and options held by the selling stockholders.

Name	Shares Owned	Shares Which May Be Acquired Upon Exercise Of Warrants	Shares Which May Be Acquired Upon Conversion of Convertible Notes(1)	Percentage of Shares Owned Before Offering (2)	Shares Offered	Shares Owned After Offering (3)	Percentage of Shares Owned After Offering (4)
St. Cloud Capital Partners, L.P.	2,004,083 (5)	317,500(5)	0	13.29%	317,500 (5)	2,004,083	11.5%
St. Cloud Capital Partners, II, L.P.	0 (6)	843,750(6)	3,375,000(6)	19.74%	4,158,,335 (6)	60,415	*
Fred B. Tarter & Lois Tarter JTWROS	117,888	15,000	0	*	15,000	117,888	*
GKW Unified Holdings, LLC	235,775	30,000	0	1.55%	30,000	235,775	1.4%
Bedford Oak Capital, L.P.	1,092,011(7)	62,500	0	6.71%	62,500(8)	1,092,011(7)	6.3%
TOTAL	3,449,757	1,268,750	3,375,000	-	4,583,335	3,510,172	-
_______________
* Less than 1%

(1)	Does not include shares of common stock which may be issued to the holders of our Convertible Notes upon conversion of accrued interest on such notes.
(2)
Calculated based on Rule 13d-3(d)(i). In calculating this amount for each selling stockholder, we treated as outstanding the number of shares of common stock issuable upon exercise of that selling stockholder’s warrants, the number of shares of common stock issuable upon conversion of that selling stockholder’s 10% convertible promissory notes, the number of shares of common stock issuable upon conversion of that selling stockholder’s Series A Preferred Stock but we did not assume exercise of any other selling stockholder’s warrants or conversion of any other selling stockholder’s 10% convertible promissory notes or Series A Preferred Stock.

(3)	Assumes sale of all shares offered by the selling stockholder.
(4)	Calculated based on Rule 13d-3(d)(i).
(5)	Marshall S. Geller, a director of the Company, is the Senior Managing Member of SCGP, LLC, the General Partner of St. Cloud Capital Partners, L.P. , and has voting control over the shares.
(6)	Marshall S. Geller, a director of the Company, is the Senior Managing Member of SCGP II, LLC, the General Partner of St. Cloud Capital Partners II, L.P., and has voting control over the shares.
(7)	Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13G on February 15, 2008.
(8)	Includes 62,500 shares issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, assignees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•      ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•      block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•      purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•      an exchange distribution in accordance with the rules of the applicable exchange;

•      privately negotiated transactions;

•      short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•      through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•      broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•      a combination of any such methods of sale; and

•      any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act rather than under this prospectus, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of common stock will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restrictions pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF OUR BUSINESS

Statements made in this report that relate to future plans, events, financial results or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties. For details concerning these and other risks and uncertainties, see Part I, Item 1A, “Risk Factors” of this report, as well as the Company’s other reports on Forms 10-K, 10-Q and 8-K subsequently filed with the SEC from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

General

National is a Delaware financial services corporation organized in 1996 operating principally through its wholly owned subsidiaries, National Securities Corporation, vFinance Investments, Inc. and EquityStation, Inc. (collectively, the “Broker Dealer Subsidiaries”).  Through our Broker Dealer Subsidiaries, we conduct a national securities brokerage business through our main offices in New York, New York, Boca Raton, Florida, and Seattle, Washington, as well as 94 other locations throughout the country and four offices outside the country. Our business includes securities brokerage for individual and institutional clients, market-making trading activities, asset management and corporate finance services.

The Broker Dealer Subsidiaries provide a broad range of securities brokerage and investment services to a diverse retail and institutional clientele, as well as corporate finance and investment banking services to corporations and businesses.  Our brokers operate primarily as independent contractors.  An independent contractor registered representative who becomes an affiliate of a Broker Dealer Subsidiary establishes his own office and is responsible for the payment of expenses associated with the operation of such office, including rent, utilities, furniture, equipment, stock quotation machines and general office supplies.  The independent contractor registered representative is entitled to retain a higher percentage of the commissions generated by his sales than an employee registered representative at a traditional employee-based brokerage firm.  This arrangement allows us to operate with a reduced amount of fixed costs and lowers the risk of operational losses for non-production.

In July 1994, National Securities formed a wholly owned subsidiary, National Asset Management, Inc., a Washington corporation ("NAM").  NAM is a federally-registered investment adviser providing asset management advisory services to high net worth clients for a fee based upon a percentage of assets managed.  In March 2008, all of the issued and outstanding stock of NAM was transferred from National Securities to National.

In the third quarter of fiscal year 2006, we formed a wholly owned subsidiary, National Insurance Corporation, a Washington corporation ("National Insurance").  National Insurance provides fixed insurance products to its clients, including life insurance, disability insurance, long term care insurance and fixed annuities.  National Insurance finalized certain requisite state registrations during the second quarter of fiscal year 2007 and commenced business operations that have to date been de minimus.

vFinance Lending Services, Inc, originally formed as a wholly owned subsidiary of vFinance, Inc., was established in May 2002.  It is a mortgage lender focused primarily on the commercial sector, providing bridge loans and commercial mortgages through its nationwide network of lenders. Its operations to date have been de minimus.

Clearing Relationships

The Broker Dealer Subsidiaries have clearing arrangements with National Financial Services LLC (“NFS”), Penson Financial Services, Inc. (“Penson”), Legent Clearing LLC (“Legent”), Fortis Securities, LLC and Rosentahl Collins Group, LLC.  We believe that the overall effect of our clearing relationships has been beneficial to our cost structure, liquidity and capital resources.

Financial Information about Industry Segments

The Company realized approximately 84% of its total revenues in fiscal year 2008 from brokerage services, principal and agency transactions, and investment banking.  During fiscal year 2008, brokerage services that consist of retail brokerage commissions represent 61% of total revenues, principal and agency transactions that consist of net dealer inventory gains represent 20% of total revenues, and investment banking, that consist of corporate finance commissions and fees, represent 2% of total revenues.

Brokerage Services

Our Broker Dealer Subsidiaries are each registered as a broker-dealer with the SEC and are licensed in all 50 states, the District of Columbia and Puerto Rico.  The Broker Dealer Subsidiaries are also members of the FINRA, MSRB and the Securities Investor Protection Corporation ("SIPC") and vFinance Investments is also a member of NFA.  Brokerage services to retail clients are provided through our sales force of investment executives at the Broker Dealer Subsidiaries.

Our goal is to meet the needs of our investment executives and their clients.  To foster individual service, flexibility and efficiency and to reduce fixed costs, our investment executives primarily act as independent contractors responsible for providing their own office facilities, sales assistants, telephone and quote service, supplies and other items of overhead.  Investment executives are given broad discretion to structure their own practices and to specialize in different areas of the securities market subject to supervisory procedures.  In addition, investment executives have direct access to research materials, management, traders, and all levels of support personnel.

The brokerage services provided by our investment executives include execution of purchases and sales of stocks, bonds, mutual funds, annuities and various other securities for individual and institutional customers.  In fiscal year 2008, stocks and options represented approximately 85% of our business, bonds represented approximately 9% of our business, and mutual funds and annuities made up the remaining 6% of our business.  The percentage of each type of business varies over time as the investment preferences of our customers change based on market conditions.

Typically, our Broker Dealer Subsidiaries do not recommend particular securities to customers. Rather, recommendations to customers are determined by individual investment executives based upon their own research and analysis, subject to applicable FINRA customer suitability standards. Most investment executives perform fundamental (as opposed to technical) analysis.  Solicitations may be by telephone, seminars or newsletters.

We generally act as an agent in executing customer orders to buy or sell listed and over-the-counter securities in which it does not make a market, and charges commissions based on the services we provides to our customers.  In executing customer orders to buy or sell a security in which we make a market, we may sell to, or purchase from, customers at a price that is substantially equal to the current inter-dealer market price plus or minus a mark-up or mark-down.  We may also act as agent and execute a customer's purchase or sale order with another broker-dealer market-maker at the best inter-dealer market price available and charge a commission.  We believe our mark-ups, mark-downs and commissions are competitive based on the services we provide to our customers.  In each instance the commission charges, mark-ups or mark-downs, are in compliance with guidelines established by the FINRA.  In order to increase revenues generated from these activities, we continuously seek to hire additional registered representatives, and work with our current registered representatives to increase their productivity.

Our registered representatives are primarily independent contractors, not salaried employees.  As such, payments to these persons are based on commissions generated, and represent a variable cost rather than a fixed cost of operating our business.  Commission expense represents a significant majority of our total expenses.  We work to control its fixed costs in order to achieve profitability based upon our expectation of market conditions and the related level of revenues.  Additionally, we require most of our registered representatives to absorb their own overhead and expenses, thereby reducing our share of the fixed costs.

Investment executives in the brokerage industry are traditionally compensated on the basis of set percentages of total commissions and mark-ups generated.  Most brokerage firms bear substantially all of the costs of maintaining their sales forces, including providing office space, sales assistants, telephone service and supplies.  The average commission paid to investment executives in the brokerage industry generally ranges from 30% to 50% of total commissions generated.

Since we require most of our investment executives to absorb their own overhead and expenses, we pay a higher percentage of the net commissions and mark-ups generated by our investment executives, as compared to traditional investment executives in the brokerage industry.  This arrangement also reduces fixed costs and lowers the risk of operational losses for non-production.  Our operations include execution of orders, processing of transactions, internal financial controls and compliance with regulatory and legal requirements.

As of June 30, 2009, we had 165 employees and 753 independent contractors.  Of these totals, 645 were registered representatives.  Persons who have entered into independent contractor agreements are not considered employees for purposes of determining our obligations for federal and state withholding, unemployment and social security taxes.  Our independent contractor arrangements conform to accepted industry practice, and therefore, we do not believe there is a material risk of an adverse determination from the tax authorities that would have a significant effect on our ability to recruit and retain investment executives or on our current operations and financial results of operations.  No employees are covered by collective bargaining agreements, and we believe our relations are good with both our employees and independent contractors.

Our business plan includes the growth of its retail and institutional brokerage business, while recognizing the volatility of the financial markets.  In response to historical market fluctuations, we have periodically adjusted certain business activities, including, proprietary trading and market-making trading.  We believe that consolidation within the industry is inevitable.  Concerns attributable to the volatile market, and increased competition, result in a number of acquisition opportunities being introduced to us.  We are focused on maximizing the profitability of its existing operations, while it continues to seek selective strategic acquisitions.

Periodic reviews of controls are conducted and administrative and operations personnel meet frequently with management to review operating conditions.  Compliance and operations personnel monitor compliance with applicable laws, rules and regulations.

Principal and Agency Transactions

We buy and maintain inventories in equity securities as a "market-maker" for sale of those securities to other dealers and to our customers.  We may also maintain inventories in corporate, government and municipal debt securities for sale to customers.  The level of our market-making trading activities will increase or decrease depending on the relative strength or weakness of the broader markets.  We make markets in over 3,500 micro and small-cap stocks.  We anticipate that we will continue market-making trading activity in the future, which may include companies for which we managed or co-managed a public offering.

Our trading departments require a commitment of capital.  Most principal transactions place our capital at risk.  Profits and losses are dependent upon the skill of the traders, price movements, trading activity and the size of inventories.  Since our trading activities occasionally may involve speculative and thinly capitalized stocks, including stabilizing the market for securities which we have underwritten, we impose position limits to reduce our potential for loss.

In executing customer orders to buy or sell a security in which we make a market, we may sell to, or purchase from, customers at a price that is substantially equal to the current inter-dealer market price plus or minus a mark-up or mark-down.  We may also act as agent and execute a customer's purchase or sale order with another broker-dealer market-maker at the best inter-dealer market price available and charge a commission.  We believe our mark-ups, mark-downs and commissions are competitive based on the services we provide to our customers.

In executing customer orders to buy or sell listed and over-the-counter securities in which we do not make a market, we generally act as an agent and charge commissions that we believe are competitive, based on the services we provide to our customers.

Investment Banking

We provide corporate finance and investment banking services, including underwriting the sale of securities to the public and arranging for the private placement of securities with investors.  Our corporate finance operations provide a broad range of financial and corporate advisory services, including mergers and acquisitions, project financing, capital structure and specific financing opportunities.  We also act as an underwriter of equity securities in both initial and secondary public offerings.  Corporate finance revenues will vary depending on the number of private and public offerings completed by us during a particular fiscal year.

Institutional Services
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A critical element of our business strategy is to identify institutional quality investments  that  offer  above  market  returns.  We  support  that  mission by providing  institutional  investment managers,  primarily hedge fund managers, a complete  array of services  designed to enhance  portfolio  performance.  Hedge funds represent the fastest growing segment of the money  management  market and by  definition  are focused on achieving  positive  returns for their  investors while  controlling risk. We offer fund managers access to advanced direct market access trading  platforms,  investment  opportunities  and independent  research products that boost return on investment.  Additionally,  we offer fund managers the ability to reduce  their  transaction  costs by offering  them access to our trading desk for illiquid  securities  and automated  trading  systems for their liquid  transactions.  We  have a  mutually  beneficial  relationship  with  our Investment  Banking  Division  ("IBD") as fund managers  looking for  investment opportunities  fund IBD's corporate clients and having  relationships  with fund managers  creates  opportunities  to  increase  the  number  and  quality of IBD clients.

As of  June 30, 2009,  we  employed  or had  contractual  relationships  with approximately 20 people providing  institutional  services,  approximately ten of which provide hedge fund related services.  We service  approximately 200 institutional  customers, of which approximately 85 are hedge funds. For the calendar year ended December 31, 2008, hedge fund related services accounted for approximately $5 million in revenue.

Internet Strategy

Our www.vfinance.com website  is  available to an audience of  entrepreneurs, corporate  executives  and  private  and  institutional  investors  in over  150 countries with an estimated 35,000 unique visitors monthly. The website provides sales leads to our  investment  banking,  brokerage and  institutional  services divisions, giving visitors convenient access to a variety of financial services, proprietary business development tools, searchable databases and daily news. The website has over 60,000 "opted in"  subscribers  that receive a  newsletter  on private  funding  several  times a week.  The website  features  our database of venture capital firms and angel investors accessible with vSearch, a proprietary web-based data mining tool that allows entrepreneurs to search potential funding sources by different criteria,  including  geography,  amount of funds required, industry,  stage of corporate development or keyword. Much of the information on the website is provided free of charge,  however, we charge nominal fees for the use of  proprietary  search  engines and premium  services  such as our business planning services.

Administration, Operations, Securities Transactions Processing and Customer Accounts

Our Broker Dealer Subsidiaries do not hold any funds or securities for customers.  Instead, they use the services of clearing agents on a fully-disclosed basis.  These clearing agents process all securities  transactions and maintain customer accounts. Customer accounts are protected through the SIPC for up to $500,000, of which coverage for cash balances is limited to $100,000. In addition, all customer accounts carried at NFS are fully protected by an Excess Securities Bond providing  protection for the account's entire net equity (both cash and securities).  The services of our subsidiaries' clearing agents include billing and credit control as well as receipt, custody and delivery of securities.  The clearing agents provide the operational support necessary to process, record and maintain securities transactions for our subsidiary's brokerage activities.  They provide these services to our subsidiary's customers at a total cost that we believe is less than it would cost us to process such transactions on our own.  The clearing agents also lend funds to our subsidiaries' customers through the use of margin credit.  These loans are made to customers on a secured basis, with the clearing agents maintaining collateral in the form of saleable securities, cash or cash equivalents.  Our Broker Dealer Subsidiaries have agreed to indemnify the clearing brokers for losses they incur on these credit arrangements.

Competition

The Company is engaged in a highly competitive business.  With respect to one or more aspects of its business, its competitors include member organizations of the New York Stock Exchange and other registered securities exchanges in the United States and Canada, and members of the FINRA.  Many of these organizations have substantially greater personnel and financial resources and more sales offices than the Company. Discount brokerage firms affiliated with commercial banks provide additional competition, as well as companies that provide electronic on-line trading. In many instances, the Company is also competing directly for customer funds with investment opportunities offered by real estate, insurance, banking, and savings and loans industries.

The securities industry has become considerably more concentrated and more competitive since we were founded, as numerous securities firms have either ceased operations or have been acquired by or merged into other firms.  In addition, companies not engaged primarily in the securities business, but with substantial financial resources, have acquired leading securities firms.  These developments have increased competition from firms with greater capital resources than ours.

Since the adoption of the Gramm-Leach-Bliley Act of 1999, commercial banks and thrift institutions have been able to engage in traditional brokerage and investment banking services, thus increasing competition in the securities industry and potentially increasing the rate of consolidation in the securities industry.

We also compete with other securities firms for successful sales representatives, securities traders and investment bankers.  Competition for qualified employees in the financial services industry is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.  For a further discussion of risks facing the Company, please see “Risk Factors.”

Government Regulation and Supervision

The securities industry and our Broker Dealer Subsidiaries businesses are subject to extensive regulation by the SEC, FINRA, NFA and state securities regulators and other governmental regulatory authorities.  The principal purpose of these regulations is the protection of customers and the securities markets.  The SEC is the federal agency charged with the administration of the federal securities laws.  Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations, such as the FINRA, that adopt rules, subject to approval by the SEC, which govern their members and conduct periodic examinations of member firms' operations. Securities firms are also subject to regulation by state securities commissions in the states in which they are registered.  All of our Broker Dealer Subsidiaries are registered broker-dealers with the SEC and members of the FINRA and are licensed to conduct activities as a broker-dealer in all 50 states, the District of Columbia and Puerto Rico, with National Securities and vFinance Investments also registered in the U.S. Virgin Islands.

In addition, as registered broker-dealers and members of the FINRA, our Broker Dealer Subsidiaries are subject to the SEC's Uniform Net Capital Rule 15c3-1, which is designed to measure the general financial integrity and liquidity of a broker-dealer and requires the maintenance of minimum net capital.  Net capital is defined as the net worth of a broker-dealer subject to certain adjustments.  In computing net capital, various adjustments are made to net worth that exclude assets not readily convertible into cash. Additionally, the regulations require that certain assets, such as a broker-dealer's position in securities, be valued in a conservative manner so as to avoid over-inflation of the broker-dealer's net capital.  National Securities has elected to use the alternative standard method permitted by the rule. This requires that National Securities maintain minimum net capital equal to the greater of $250,000 or a specified amount per security based on the bid price of each security for which National Securities is a market maker.  The alternative method precludes National Securities from having to maintain a ratio of aggregate indebtedness to net capital.  At June 30, 2009, National Securities had net capital of approximately $511,000 which exceeded its requirement by approximately $261,000.

Due to its market maker status, vFinance Investments is required to maintain a minimum net capital of $1,000,000 and EquityStation is required to maintain $100,000.  In addition to the net capital requirements, each of vFinance Investments and EquityStation are required to maintain a ratio of aggregate indebtedness to net capital, as defined, of not more than 15 to 1 (and the rule of the “applicable” exchange also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1).  At June 30, 2009, vFinance Investments had net capital of approximately $1,421,000 which was approximately $421,000 in excess of its required net capital of $1,000,000 and its percentage of aggregate indebtedness to net capital was 471%.  At June 30, 2009, EquityStation had net capital of approximately $211,000 which was approximately $111,000 in excess of its required net capital of $100,000 and its percentage of aggregate indebtedness to net capital was 251%.  Each of the Broker Dealer subsidiaries qualifies under the exemptive provisions of Rule 15c3-3 under Section (k)(2)(ii) of the Rule, as none of them carry the accounts of their customers on their books nor perform custodial functions related to customer securities.

The Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the FINRA Conduct Rules require us to supervise the activities of our investment executives.  As part of providing such supervision, we maintain Written Supervisory Procedures and a Compliance Manual.  Compliance personnel and outside auditors conduct inspections of branch offices periodically to review compliance with the Company's procedures.  A registered principal provides onsite supervision at each of the Company's larger offices.  The other offices (averaging two investment executives per office) are not required by FINRA rules to have a registered principal on site and are therefore supervised by registered principals of the Company.  Designated principals review customer trades to ensure compliance with the FINRA Conduct Rules including mark-up guidelines.

Application of Laws and Rules to Internet Business and Other Online Services

Due to the  increasing  popularity  and use of the  Internet  and  other  online services, various regulatory authorities are considering laws and/or regulations with respect to the Internet or other online  services  covering  issues such as user privacy,  pricing, content copyrights and quality of services. In addition, the growth and  development  of the market for online  commerce  may prompt more stringent  consumer  protection laws that may impose additional burdens on those companies conducting business online. When the Securities Act, which governs the offer and sale of securities,  and the Exchange Act, which governs,  among other things,  the  operation  of the  securities  markets  and  broker-dealers,  were enacted,  such acts did not  contemplate  the conduct of a  securities  business through the  Internet  and other  online  services.  The recent  increase in the number of complaints by online traders could lead to more stringent  regulations of  online  trading  firms  and  their  practices  by the SEC,  FINRA  and other regulatory agencies.

Although the SEC, in releases and no-action  letters,  has provided  guidance on various  issues related to the offer and sale of securities and the conduct of a securities  business  through the Internet,  the  application of the laws to the conduct of a  securities  business  through the  Internet  continues  to evolve.  Furthermore,  the  applicability to the Internet  and other online  services of existing  laws in  various  jurisdictions  governing  issues  such  as  property ownership,  sales and other taxes and personal privacy is uncertain and may take years to resolve.  Uncertainty regarding these issues may adversely affect the viability and profitability of our business.

As our services are available over the Internet in multiple jurisdictions, and as we have numerous clients residing in these jurisdictions, these jurisdictions may claim that our subsidiaries are required to qualify to do business as a foreign corporation in each such jurisdiction.  While our Broker Dealer Subsidiaries are currently registered as broker-dealers in the jurisdictions described herein, they and our non-broker dealer subsidiaries are qualified to do business as corporations in only a few jurisdictions.  Failure to qualify as an out-of-state or foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify.

Intellectual Property

We  own  the  following   federally   registered   marks:   vFinance,   Inc.(R), vFinance.com,   Inc.(R),   AngelSearch(R),   Direct2Desk(R)   and   Hedge   Fund Accelerator(R).

Employees

At June 30, 2009, we employed the following personnel:

	(Employees)	(Independent)
Position	Salaried	Contract	TOTAL
Officers	16	0	16
Administration	83	174	257
Brokers	29	573	602
Traders	25	1	26
Investment Bankers	12	3	15
Lenders	0	2	2

TOTALS	165	753	918

None of our  personnel  are covered by a  collective  bargaining  agreement.  We consider our relationships with our employees to be good. Any future increase in the  number of  employees  will  depend  upon the  growth of our  business.  Our registered  representatives  are required to take  examinations  administered by FINRA and state  authorities  in order to qualify to transact  business  and are required to enter into agreements with us obligating  them,  among other things, to adhere to industry rules and regulations,  our supervisory procedures and not to solicit customers, other employees or brokers in the event of termination.

Seasonality and Backlog

Our business is not subject to significant seasonal fluctuations, and there are no material backlogs in our business.

Research and Development and Environmental Matters

We did not incur any research and development expenses during the last three fiscal years.  We  do  not  incur  any  significant  costs  or  experience  any significant  effects as a result of  compliance  with  federal,  state and local environmental laws.

Description of Properties

The Company owns no real property.  Its corporate headquarters are shared with National Securities and vFinance Investments in leased space in New York, New York and Boca Raton, Florida.  The Company leases office space in Boca Raton, Florida, and through its subsidiaries, the Company leases office space in Chicago, New York, Seattle, Washington and Tinton Falls and Mt. Laurel, New Jersey. Independent contractors individually lease the branch offices that are operated by those independent contractors.

Leases expire at various times through August 2015.  The Company believes the rent at each of its locations is reasonable based on current market rates and conditions.

The Company leases office space in the following locations.  The following chart provides information related to these lease obligations:

Office Location	Approximate Square Footage	Approximate Annual Lease Rental	Expiration Date

120 Broadway, New York, NY	30,699	$1,326,197	8/31/2013
875 N. Michigan Ave., Chicago, IL	1,868	63,512	12/31/2011
1001 Fourth Ave, Seattle, WA	16,421	511,308	6/30/2012
2424 N. Federal Highway, Boca Raton, FL	10,177	173,004	12/31/2013
4000 Rt. 66, Tinton Falls, NJ	3,798	96,852	9/30/2012
3010 N. Military Trail, Boca Raton, FL	2,634	78,540	2/28/2011
131 Gaither Drive, Mount Laurel, NJ	1,400	19,600	9/30/2009
1200 N. Federal Highway, Boca Raton FL	17,089	564,300	8/31/2015
300 Madison Ave, New York, NY	6,484	310,050	4/29/2011

We consider the facilities of our company and those of our subsidiaries to be reasonably insured and adequate for the foreseeable needs of our company and its subsidiaries.

Legal Proceedings

On March 4, 2008, vFinance received a customer arbitration (FINRA Case No.08-00472) from Donald and Patricia Halfmann, alleging that Jeff Lafferty, a former registered representative of vFinance, misappropriated approximately $110,000 of the Halfmanns' funds via alteration, and that vFinance ought to be liable for an additional $150,000 for other fraudulent and dishonest acts committed after by such representative after he left vFinance.  On August 6, 2009, the arbitrators’ ruled that vFinance Investments must pay for losses, interest, attorneys costs and punitive damages totaling approximately $780,000.  The firm has already made a claim against its fidelity bond carrier, and is completing its analysis as to whether to seek to have the entire arbitration award, or any part of that award, vacated.

In October, 2008, vFinance and others were named as defendants in a civil action (Case No. 09-CV-9008 United Stated District Court, Southern District of New York), wherein The Pinnacle Fund, L.P. and others alleged securities law violations and other causes of action stemming from a private placement transaction into a public company which vFinance acted as placement agent.  Plaintiffs alleged damages in excess of $12,000,000 in compensatory damages.  vFinance asserted its indemnification rights against a one of the co-defendants, and has thus far received reimbursement of most of the attorneys fees and costs incurred.  The parties have reached a settlement and the action was dismissed with prejudice and vFinance Investments, Inc. was indemnified as to all costs in this matter.

The Company’s subsidiaries are defendants in various arbitrations and administrative proceedings, lawsuits and claims together alleging damages in excess of $11,100,000.   The Company estimates, to the extent that it can, that based on discussions with legal counsel and prior experience, its aggregate liability from these pending actions may be less than $450,000 (exclusive of fees, costs and unspecified punitive damages related to certain claims and inclusive of expected insurance coverage).  These matters arise in the normal course of business.  The Company intends to vigorously defend itself in these actions, and based on discussions with counsel believes that the eventual outcome of these matters will not have a material adverse effect on the Company.  However, the ultimate outcome of these matters cannot be determined at this time.  The amounts related to such matters that are reasonably estimable and which have been accrued at June 30, 2009 and 2008, is $290,000 and $40,000 (inclusive of legal fees and estimated claims), respectively, and have been included in "Accounts Payable, Accrued Expenses and Other Liabilities" in the consolidated statements of financial condition contained in our Quarterly Report on Form 10-Q, as filed with the SEC on August 14, 2009 and incorporated herein by reference.  . The Company has included in "Professional fees" litigation and FINRA related expenses of $176,000 and $170,000 for the third quarter of fiscal year 2009 and 2008, respectively, and $460,000 and $660,000 for the first nine months of fiscal year 2009 and 2008, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For a discussion of our management's analysis of our results of operations and financial condition as of and for each of the years ended September 30, 2006, 2007 and 2008, respectively, and the three months ended December 31 2007 and 2008, please see our Annual report on Form 10-K for the year ended September 30, 2008, as filed with the SEC on December 29, 2008, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, as filed with the SEC on February 17, 2009. The discussion should be read in conjunction with our Audited and Unaudited Condensed Consolidated Financial Statements and the notes related thereto which appear in such filings.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers and directors as of August 17, 2009. Our board of directors is divided into three classes of directors, each class as nearly equal in number as possible but not less than one director. Each director serves for a three-year term, staggered by class so only one class of directors stands for reelection each year. Under our bylaws, each director holds office until the election and qualification of his successor or until his earlier resignation or removal ..

Name	Title	Age	Class	Term Expires
Mark Goldwasser(1)	Chairman, Chief Executive Officer and Director	51	Class III	2010
Leonard J. Sokolow(2)	Vice Chairman, President and Director	52	Class III	2010
Christopher C. Dewey(3)	Vice Chairman and Director	65	Class I	2011
Marshall S. Geller(1)(3)	Director	70	Class I	2011
Charles R. Modica(2)(3)	Director	62	Class II	2012
Robert W. Lautz, Jr.(2)	Director	61	Class III	2010
Jorge A. Ortega(1)	Director	46	Class II	2012

Non- director executive officers

Alan B. Levin	Chief Financial Officer	45
Brian Friedman	Executive Vice President	38
Jonathan C. Rich	Executive Vice President	40

William L. Groeneveld	President of vFinance Investments and Equity Station and Head Trader at vFinance Investments	44

(1)	Member of Governance Committee
(2)	Member of Audit Committee
(3)	Member of Compensation Committee

All officers serve at the discretion of the board of directors. No family relationships exist among the officers and directors.

Mark Goldwasser has served as a director of National since December 28, 2001.  Mr. Goldwasser joined National in June 2000.  Mr. Goldwasser was named President in August 2000, Chief Executive Officer in December 2001 and Chairman in April 2005.  Prior to joining National, Mr. Goldwasser was the Global High Yield Sales Manager at ING Barings from 1997 to 2000.  From 1995 to 1997, Mr. Goldwasser was the Managing Director of High Yield Sales at Schroders & Co., and from 1991 to 1995, the Vice President of Institutional High Yield Sales at Lazard Freres & Co.  From 1984 to 1991, Mr. Goldwasser served as the Associate Director of Institutional Convertible Sales and Institutional High Yield Sales at Bear Stearns & Co., Inc.  From 1982 to 1984, Mr. Goldwasser was a Floor member of the New York Mercantile Exchange (NYMEX) and the Commodity Center (COMEX).  Mr. Goldwasser received his B.A. with Honors from the University of Capetown in 1979.

Leonard J. Sokolow has been the chairman of the board of directors of vFinance since January 1, 2007, one of its directors since November 8, 1997 and its Chief Executive Officer since November 8, 1999.  Since July 1, 2008, Mr. Sokolow has been a director, Vice Chairman and President of National.  From January 5, 2001 through December 31, 2006, Mr. Sokolow was President of vFinance.  From November 8, 1999 through January 4, 2001, Mr. Sokolow was Vice Chairman of vFinance's board of directors.  Since September 1996, Mr. Sokolow has been President of Union Atlantic LC, a merchant banking and strategic consulting firm specializing domestically and internationally in technology industries that is a wholly owned subsidiary of vFinance.  Union Atlantic LC has been inactive since September 16, 2005.  Since August 1993, Mr. Sokolow has been President of Genesis Partners, Inc., a private financial business-consulting firm. Genesis Partners, Inc. has been inactive since December 31, 2002.  From August 1994 through December 1998, Mr. Sokolow was the Chairman and Chief Executive Officer of the Americas Growth Fund, Inc., a public closed-end management investment company (AGRO.PK).  Mr. Sokolow received his B.A. degree in Economics from the University of Florida in 1977, a J.D. degree from the University of Florida Levin College of Law in 1980 and an LL.M. degree in Taxation from the New York University Graduate School of Law in 1982. Mr. Sokolow is a member of the Florida Bar and a Certified Public Accountant.  He is also a director of Consolidated Water Co. Ltd. (NasdaqGS: CWCO) and Chairman of its audit committee, a position he has held since May 2006.

Marshall S. Geller has served as a director of National since January 11, 2006.  Mr. Geller is Founder and Senior Managing Director of St. Cloud Capital, a Los Angeles based private equity fund formed in December 2001.    Mr. Geller has spent more than 40 years in corporate finance and investment banking, including 21 years as Senior Managing Director for Bear, Stearns & Co., with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East.  Currently he serves as a director on the boards of 1st Century Bank N.A. (NasdaqCM:FCTY), California Pizza Kitchen (NasdaqGS: CPKI), GP Strategies Corporation (NYSE.GPX) and Guidance Software, Inc. (NasdaqGM:GUID).  Mr. Geller is also on the Board of Governors of Cedars Sinai Medical Center, Los Angeles and serves on the Dean’s Advisory Council for the College of Business & Economics at California State University, Los Angeles and has been appointed as Commissioner to the Little Hoover Commission, an independent California state oversight agency.  Mr. Geller graduated from California State University, Los Angeles, with a BS in Business Administration.

Christopher C. Dewey has served as a director of National since December 27, 2006.  From 1993 to prior to joining National, Mr. Dewey served as Executive Vice President of Jefferies & Company, Inc.  Prior to joining Jefferies & Company, Inc., Mr. Dewey was a partner of Merrion Group (1990-1993) and Bear Stearns (1979-1990).  Mr. Dewey currently serves as a director of Mako Surgical Corp. (NasdaqGM: MAKO).  Mr. Dewey earned an M.B.A. from the Wharton School in 1987.

Charles R. Modica has served as a director of National since July 1, 2008.  He had been a director of vFinance since January 3, 2007.  Mr. Modica has served as Chairman of the Board of Trustees and Chancellor of St. George's University located in Grenada, West Indies, since founding the university as a School of Medicine in 1976. He has served on the Board of Trustees of Barry University, Miami, Florida, since 1983, and as Chairman of such Board of Trustees from 1997 - 2001.  Additionally, he served on the Board of Trustees of Rosarian Academy, West Palm Beach, Florida, from 1995 to 2001, and as Chairman of such Board of Trustees from 1998 to 2001. Mr. Modica also has served on the Board of Trustees of WXEL Public Radio and Television of Florida since 1998. Mr. Modica received his B.S. degree in Biology from Bethany College in 1970 and his J.D. degree from the Delaware Law School in 1975.

Jorge A. Ortega has served as a director of national since July 1, 2008.  He had been a director of vFinance since June 6, 2007.  Mr. Ortega has served as President of The Jeffrey Group, Inc., a marketing, communications and public relations consulting firm since February 2005.  From October 1991 to January 2005, Mr. Ortega was Managing Director of Burson-Marsteller, LLC, a global public relations and public affairs firm. Mr. Ortega received his B.A. degree in Business Administration from The American University in 1985.

Robert W. Lautz, Jr. has served as a director of National since July 1, 2008.  Mr. Lautz has served as a Managing Director of St. Cloud Capital, a Los Angeles based private equity fund formed, since December 2001.   Mr. Lautz was formerly the Chairman of REO.com, the nations leading Internet-based sales mechanism for bank foreclosed properties. Prior to that he served as the CEO of ListingLink, the original Internet-based residential property multiple listing service. Mr. Lautz formed and was Chairman and CEO of Indenet, Inc., a Nasdaq listed private satellite-based network that delivered digital advertisements and programming to the 3000+ national broadcast and cable television networks. From 1994 to 1997, he built Indenet from a public shell with $4 million in cash to a company with over $50 million in revenue, $120 million in market value and 650 employees in 19 facilities around the world. Mr. Lautz also owned and operated Peerless Capital, a venture capital business which invested in various management led leveraged buyouts and private equity transactions. Mr. Lautz began his career within Citibank's Operating Group where he rose to become the Senior Financial Officer, responsible for all financial functions and strategic planning for his division. He currently serves on the board of directors of Compact Power, Inc., Security Contractor Services, Inc., MEDirect Latino, Inc. (MLTO.PK), and SecureOne Data Solutions, LLC, and as a board observer for XLNT Veterinary Care, Inc. Mr. Lautz earned a Master's degree from the American Graduate School of International Management (Thunderbird), and a BS in Business Administration from Miami University in Oxford, Ohio.

Alan B. Levin has been Chief Financial Officer of National since the merger with vFinance, Inc, on July 1, 2008.  Prior to that, he served as Chief Financial Officer of vFinance since January 2007.  Prior to that date, he served as its Interim Chief Financial Officer since July 2006 and its Controller since June 2005.  Prior to joining vFinance, Mr. Levin served as Chief Financial Officer for United Capital Markets, Inc. from September 2000 to January 2005. Mr. Levin has over thirteen years experience in the brokerage industry serving as a Financial and Operations Principal and 23 years experience serving in accounting management roles in various industries.  He received a B.S. degree in Economics with a concentration in Accounting from Southern Connecticut State University in New Haven, Connecticut in 1986.

Brian Friedman has served as an Executive Vice President of National since March 2006.    Mr. Friedman joined National Securities in 1997 as a member of the Corporate Finance Department.  From 1997 until 2001, Mr. Friedman worked primarily in the areas of corporate finance and business development.  From 2001 until present, Mr. Friedman was instrumental in implementing business changes to improve the profitability and business of National.  Mr. Friedman continues to serve as National Securities' Managing Director and Head of Investment Banking.  Prior to joining National, he worked as an associate at Liberty Hampshire, LLC, a boutique investment bank.  Mr. Friedman earned his J.D./M.B.A. in finance at Illinois Institute of Technology's Chicago Kent College of Law and his BA in finance from the University of Iowa.

Jonathan C. Rich has been the Executive Vice President and Director of Investment Banking of vFinance Investments since July 1, 2005.   Since the Merger, Mr. Rich is serving as an Executive Vice President of vFinance Investments and National Securities.  From January 15, 2001 through December 30, 2005, Mr. Rich was a Senior Vice President in the Investment Banking division of vFinance Investments.  From April 1, 1997 through January 15, 2001, Mr. Rich was a Vice President and Senior Vice President in the Investment Banking division of First Colonial Securities Group, Inc., a 13 office investment banking and brokerage firm based out of Marlton, New Jersey.  Mr. Rich received his B.A. degree in Political Economy from Tulane University and a J.D./M.B.A. from Fordham University.

William L. Groeneveld was promoted to President of vFinance Investments in September 2008 and has been Head Trader of vFinance Investments since October 2002. Mr. Groeneveld had been vFinance Investments' Trading Manager from October of 2001 to October 2002.  In addition to his Head Trader duties, Mr. Groeneveld also has been President of Equity Station since March 2006.  Prior to joining vFinance, Mr. Groeneveld was a partner of Program Trading Corp., a registered broker-dealer specializing in algorithmic and "black box" trading, where he was Executive Vice President and Head Trader from 1994 until 2001.  Mr. Groeneveld attended West Virginia University majoring in Aerospace Engineering.

Corporate Governance

The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Delaware Business Corporation Law and the Company’s Certificate of Incorporation and Bylaws. Members of the Board of Directors are informed of the Company’s business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. Certain corporate governance practices that the Company follows are summarized below.

Code of Ethics and Business Conduct

We have adopted the National Holdings Corporation Code of Ethics and Business Conduct (the “Code of Conduct”), a code of conduct that applies to our directors, officers and employees. The Code of Conduct was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and is publicly available on the SEC’s website at www.sec.gov. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct to our directors or executive officers, we will disclose the nature of such amendment or waiver in a report on Form 8-K.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee, and a Corporate Governance Committee.

Director Qualifications.  The Board of Directors does not currently have a nominating committee, as the Company believes that having the full Board deliberate the nomination process is in the Company’s best interest.  Board of Director nominations are recommended by the directors.  In making its nominations, the Board of Director identifies candidates who meet the current challenges and needs of the Board of Directors.  In determining whether it is appropriate to add or remove individuals, the Board of Directors will consider issues of judgment, diversity, age, skills, background and experience.  In making such decisions, the Board of Directors considers, among other things, an individual’s business experience, industry experience, financial background and experiences.  The Board of Directors also considers the independence, financial literacy and financial expertise standards required by our Board of Directors committees’ charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.

Identifying and Evaluating Nominees for Director.   In the event that vacancies are anticipated or otherwise arise, the Board of Directors considers various potential candidates for director.  Candidates may come to the attention of the Board through current directors, professional search firms engaged by us, shareholders or other persons. Candidates are evaluated at regular or special meetings of the Board of Directors and may be considered at any point during the year.

Shareholder Nominees.   Candidates for director recommended by shareholders will be considered by the Board of Directors. Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and us within the last three years, including stockholdings in us, and a written indication by the recommended candidate of the candidate’s willingness to serve, and should be sent to the Board of Directors at the address listed on page nine of this proxy statement.

The Board of Directors will evaluate recommendations for director nominees submitted by directors, management or qualifying shareholders in the same manner, using the criteria stated above.   All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Board of Directors.

Audit Committee

The Audit Committee consists of Leonard J. Sokolow (Chairman), Robert W. Lautz, Jr. and Charles Modica. Messrs. Lautz and Modica are “independent” as defined in SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 4200 of the Nasdaq Market Place Rules.

On January 22, 2003, the Board adopted a charter for the Audit Committee, as amended and restated on January 27, 2009.  The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has the power and authority to engage the independent public accountants, reviews the preparations for and the scope of the audit of the Company’s annual financial statements, reviews drafts of the statements and monitors the functioning of the Company’s accounting and internal control systems through discussions with representatives of management and the independent public accountants.

Under SEC rules, companies are required to disclose whether their audit committees have an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934 and whether that expert is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.  The Board of Directors has determined that Mr. Sokolow is a “financial expert”.  Mr. Sokolow is not considered to “independent.” The Audit Committee meets quarterly and on an on-needed basis.

Compensation Committee

The Company’s Compensation Committee consists of  Charles Modica (Chairman), Marshall S. Geller and Christopher C. Dewey.  Messrs. Modica and Geller are considered to be “independent.”  Mr. Dewey is not considered to be “independent” under SEC rules.  On January 27, 2009, the Compensation Committee adopted an amended and restated Compensation Committee Charter, which contains a detailed description of the committee's duties and responsibilities.  The Compensation Committee meets annually and on an on-needed basis.

Governance Committee

The Governance Committee consists of Marshall S. Geller (Chairman), Mark Goldwasser and Jorge Ortega.  Messrs. Geller and Ortega are “independent” as defined in SEC Rule 10A-3 under the Exchange Act and Rule 4200 of the Nasdaq Market Place rules.  The Governance Committee was created with certain duties and responsibilities, including setting the Company’s trading policy, monitoring Sarbanes-Oxley matters, resolving Board conflicts and/or such other duties and responsibilities as set forth in the Corporate Governance Committee charter. The Governance Committee meets on an on-needed basis.

COMPENSATION DISCUSSION AND ANALYSIS

For a discussion of our compensation policies and executive compensation paid to our executive officers for the years ended September 30, 2007 and 2008, respectively, please see our Proxy Statement, as filed with the SEC on January 28, 2009, which is hereby incorporated herein by reference. The discussion should be read in conjunction with our Audited Condensed Consolidated Financial Statements and the notes related thereto which appear in our Annual Report on Form 10-K, as filed with the SEC on December 29, 2008, which is hereby incorporated herein by reference.

In connection with the merger with vFinance in July 2008, Messrs. Sokolow, Levin, Rich and Groeneveld became executive officers or key employees of the Company.  The follow is a brief description of the employment terms of such individuals:

Employment Agreements with Mark Goldwasser and Leonard J. Sokolow

In connection with the merger with vFinance, each of Mark Goldwasser and Leonard J. Sokolow entered into a five-year employment agreement with the Company, pursuant to which Mr. Goldwasser is employed by the Company as Chairman of the board of directors and Chief Executive Officer and Mr. Sokolow is employed by the Company as Vice Chairman and President.  Under the terms of the employment agreement, Messrs. Goldwasser and Sokolow each receive an annual base salary of $450,000, which will increase 5% per year, and a non-accountable automobile expense allowance of $1,000 per month.  In addition, they will each be entitled to receive on a fiscal year basis a cash bonus determined in the discretion of the Compensation Committee of the board of directors of the Company of not less than: (i) $225,000, (ii) 5% of the Company’s fiscal year consolidated net income in excess of $4.5 million, up to 100% of the difference between their then current base salaries and $225,000 and (iii) such additional bonuses as the board of directors of the Company may determine based upon the Board’s assessment of their performance in the following areas:  revenue growth of the Company, new business development, investor relations, communications with the board of directors and special projects as assigned by the board of directors.

The employment agreements terminate upon the earliest to occur of: (i) the death of the employee; (ii) a termination by the Company by reason of the disability of the employee; (iii) a termination by the Company with or without cause; (iv) a termination by the employee with or without good reason, (v) upon a Change of Control or (vi) the non-renewal of the agreement.  Upon the termination due to the death or disability of the employee, by the Company without cause, by the employee with good reason, upon a Change of Control or upon the expiration of the employment agreement if the Company or the employee refuses to extend the term of the employment agreement, Messrs. Goldwasser and Sokolow will each be entitled to: (i) any accrued but unpaid salary or bonus or unreimbursed expenses; (ii) any bonus payable for the portion of the fiscal year during which the termination occurs; (iii) 100% of the employee’s base salary (150% in the event of termination by the Company without cause or by the employee with good reason); (iv) the continuation of health benefits until the earlier of (a) 18 months after termination and (b) the date the employee accepts other employment; and (v) all unvested options granted pursuant to the employment agreements will become immediately vested and be exercisable for a period of nine months.

Pursuant to the employment agreements, Messrs. Goldwasser and Sokolow were each granted non-qualified stock options to purchase 1,000,000 shares of the Company’s common stock at a purchase price of $1.64 (equal to the average of the 10-day closing market price of the Company’s Common Stock prior to the Effective Date of the Merger).  The options vest and become exercisable as to 25% of the shares underlying the options on the Effective Date and 25% thereafter on the second, third and fourth anniversaries of the date of grant.  The options expire seven years from the Effective Date.

Employment Agreement with Alan B. Levin

In connection with the merger with vFinance, Alan B. Levin, the Chief Financial Officer of vFinance, entered into a one-year employment agreement with the Company, pursuant to which he is employed as the Chief Financial Officer.  Such agreement automatically renewed for an additional one-year term in July 2009.  Under the terms of the agreement, Mr. Levin receives an annual base salary of $180,000.  In addition, he will be entitled to receive an annual cash bonus determined in the discretion of the Compensation Committee of the board of directors of the Company based upon its assessment of Mr. Levin’s performance in the following areas:  revenue, net income and revenue growth of the Company, new business development, investor relations, communications with the board of directors and other factors including, without limitation, special projects as assigned by the President or the board of directors of the Company.

Employment of Messrs. Groeneveld and Rich

William L. Groeneveld currently serves as Chief Executive Officer and President and Head Trader of vFinance Investments and President of EquityStation. Jonathan C. Rich currently serves as Executive Vice President and Director of Investment Banking of vFinance Investments and National Securities.  Neither of Messrs. Groeneveld or Rich have an employment agreement with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of August 17, 2009 with respect to each director, each of the named executive officers as defined in Item 402(a) (3) of Regulation S-K and all directors and executive officers of the Company as a group, and to the persons known by us to be the beneficial owner of more than five percent of any class of our voting securities.

NAME OF OFFICER, DIRECTOR, STOCKHOLDER AND ADDRESS	NUMBER OF SHARES OWNED	PERCENTAGE OF SHARES OUTSTANDING (1)

Marshall S. Geller 10866 Wilshire Boulevard, Suite, 1450 Los Angeles, CA 90024	6,651,383 (2)	30.6%

Mark Goldwasser 120 Broadway, 27th Floor New York, NY 10271	1,999,358 (3)	10.5%

Leonard J. Sokolow 3010 North Military Trail, Suite 300 Boca Raton, FL 33431	1,629,123 (4)	9.1%

Christopher C. Dewey 120 Broadway, 27th Floor New York, NY 10271	725,674 (5)	4.2%

Charles R. Modica 3010 North Military Trail, Suite 300 Boca Raton, FL 33431	48,000 (6)	*

Jorge A. Ortega 3010 North Military Trail, Suite 300 Boca Raton, FL 33431	48,000 (6)	*

Robert W. Lautz, Jr. 10866 Wilshire Boulevard, Suite 1450 Los Angeles, CA 90024	20,000 (7)	*

Alan B. Levin 3010 North Military Trail, Suite 300 Boca Raton, FL 33431	183,150 (8)	1.1%

Brian Friedman 875 N. Michigan Avenue, Suite 1560 Chicago, IL 60611	183,750 (9)	1.1%

Jonathan Rich 3010 North Military Trail, Suite 300 Boca Raton, FL 33431	113,400 (10)	*

NAME OF OFFICER, DIRECTOR, STOCKHOLDER AND ADDRESS	NUMBER OF SHARES OWNED	PERCENTAGE OF SHARES OUTSTANDING (1)

William Groeneveld 3010 North Military Trail Suite 300 Boca Raton, FL 33431	91,525 (11)	*

Triage Partners LLC 90 Park Avenue, 39th Floor New York, NY 10016	1,178,894 (12)	6.5%

Strategic Turnaround Equity Partners, LP c/o Galloway Capital Management, LLC 720 Fifth Avenue, 10th FL New York, NY 10019	880,625 (13)	5.1%

Bedford Oak Advisors, LLC 100 South Bedford Road Mt. Kisco, NY 10549	1,154,511 (14)	6.7%

DellaCamera Capital 200 Park Avenue Suite 3300 New York, NY 10166	988,142 (15)	5.7%

Timothy E. Mahoney 68 Cayman Place Palm Beach Gardens, FL	963,201 (16)	5.5%

All Officers and Directors as a group (11) persons	11,693,363 (17)	46.0%
_____________________
* Indicates less than 1%
(1)
The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the SEC.  Under these rules, a person may be deemed to beneficially own any shares as to which such person, directly or indirectly, has or shares voting power or investment power and also any shares of common stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right.  The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire within 60 days.  For purposes of calculating the beneficial ownership percentages set forth above, the total number of shares of our common stock deemed to be outstanding as of August 17, 2009 was 17,150,704.  As used in this prospectus, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.  Except as noted, each stockholder listed has sole voting and investment power with respect to the shares shown as being beneficially owned by such stockholder.

(2)
Includes (i) 317,500 shares issuable upon exercise of warrants owned indirectly through St. Cloud Capital Partners, L.P., (ii) 843,750 shares issuable upon exercise of warrants and 3,375,000 shares issuable upon conversion of notes owned indirectly through St. Cloud Capital Partners II, L.P. and (ii) 50,000 shares issuable upon exercise of vested stock options.  Mr. Geller disclaims beneficial ownership of the securities owned by St. Cloud Capital Partners, L.P. and St. Cloud Capital Partners II, L.P.

(3)
Includes 979,840 shares issuable upon conversion of 12,248 shares of Series A preferred stock owned indirectly through One Clark LLC, 20,425 shares owned by direct family members and 947,625 shares issuable upon exercise of vested stock options.

(4)
Includes (i) 31,110 shares held by or on behalf of Mr. Sokolow’s sons, (ii) 1,763 shares held by Mr. Sokolow and his wife as joint tenants and (iii) 797,500 shares issuable upon exercise of vested stock options.  Mr. Sokolow disclaims beneficial ownership of the shares held by his sons.

(5)
Includes 25,000 shares owned by Mr. Dewey's daughters, 125,000 shares issuable upon exercise of warrants and 202,500 shares issuable upon exercise of vested stock options.  Mr. Dewey disclaims beneficial ownership of the securities owned by his daughters.

(6)	Includes 48,000 shares issuable upon exercise of vested stock options.
(7)	Includes 20,000 shares issuable upon exercise of vested stock options.
(8)	Includes 167,650 shares issuable upon exercise of vested stock options.
(9)	Includes 173,750 shares issuable upon exercise of vested stock options.
(10)	Includes 113,400 shares issuable upon exercise of vested stock options.
(11)	Includes 84,525 shares issuable upon exercise of vested stock options.
(12)	Includes 979,920 shares issuable upon conversion of 12,249 shares of Series A preferred stock.
(13)	Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13D/A dated September 12, 2007.
(14)	Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13G filed February 15, 2008, and includes 62,500 shares issuable upon exercise of warrants.
(15)
Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13G filed on February 17, 2009, which includes 225,920 shares issuable upon conversion of 2,469 shares of Series A preferred stock.

(16)	Includes 210,000 shares issuable upon exercise of vested stock options and 304,500 shares of common stock issued in the name of Highland Group Holdings, Inc.
(17)
Includes 979,840 shares issuable upon conversion of 12,248 shares of Series A Preferred Stock, 2,652,950 shares issuable upon exercise of vested stock options, 3,375,000 shares issuable upon conversion of convertible notes and 1,286,250 shares issuable upon exercise of warrants.

DESCRIPTION OF OUR COMMON STOCK

As of the date of this prospectus, we are authorized to issue 50,000,000 shares of common stock par value $0.02 per share, and 200,000 shares of preferred stock, par value $0.01 per share, 50,000 of which have been designated as Series A Convertible Preferred Stock and 20,000 of which have been designated as Series B Convertible Preferred Stock.

As of the date of this prospectus, we had 17,150,704 shares of common stock issued and outstanding, and had reserved an additional (1) 1,977,973 shares of common stock for issuance upon exercise of outstanding warrants, (2) 3,375,000 shares of common stock for issuance upon conversion of our 10% convertible promissory notes, (3) 3,436,560 shares of common stock for issuance upon conversion of our Series A Preferred Stock, (4) 2,000,000 shares of common stock for issuance under options granted to Messrs. Goldwasser and Sokolow in connection with the Merger and (5) 6,500,000 shares of common stock for issuance under our Stock Option Plans, 4,469,965 of which are reserved for outstanding options.

Voting Rights.  Each holder of shares of common stock shall be entitled to one vote for each share of such common stock held by such holder, and voting power with respect to all classes of our securities shall be vested solely in the common stock.  Under our By-laws, the holders of a majority of the voting power of our issued and outstanding stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by our certificate of incorporation.  When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of our issued and outstanding stock entitled to vote thereon, present in person or represented by proxy, shall decide any questions brought before such meeting, unless the question is one upon which by express provision of statute or of the certificate of incorporation or of the By-laws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Special Meetings of Stockholders. A special meeting of stockholders may be called at any time by the Board of Directors or the Chairman of the Board, if one shall have been elected, or the President and shall be called by the Secretary upon the request in writing of a stockholder or stockholders holding of record at least 33-1/3 % of the voting power of our issued and outstanding shares of stock entitled to vote at such meeting.

Stockholder action by written consent.  Our certificate of incorporation provides that any action required to be taken at any annual or special meeting of the holders of common stock, may be taken by written consent without a meeting, provided that such written consent is signed by the holders of all of the outstanding shares of common stock.

Dividends.  Subject to the dividend rights of the outstanding shares of issued and outstanding preferred stock, holders of common stock are entitled to receive dividends, when, as and if declared by the Board of Directors out of assets lawfully available for such purposes.  No dividends shall be paid on any shares of common stock unless the same dividend is paid on all shares of common stock outstanding at the time of such payment.

Rights upon Liquidation, Dissolution or Winding Up.  In the event of any distribution of assets upon liquidation, dissolution or winding up of our affairs, holders of common stock will be entitled to share ratably and equally all of our assets and funds remaining after payment to the holders of our preferred stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the Corporation as herein provided.

Other Rights. Holders of common stock have no subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if we were to elect to sell additional shares of common stock, persons acquiring common stock in this offering would have no right to purchase additional shares and, as a result, their percentage equity interest in National would be reduced.

Certain Provisions of Delaware Law and Our Certificate of Incorporation and By-Laws

A number of provisions of our certificate of incorporation and By-laws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of our Board of Directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deemed to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our Board to issue preferred stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contests, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the common stock. The Board of Directors believes these provisions are appropriate to protect the interests of National and all of its stockholders.

Number of Directors; Filling Vacancies. Our certificate of incorporation and By-laws provide that the number of directors constituting the board of directors will be determined by the affirmative vote of the entire Board of Directors or by action of our stockholders.  Any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, or by the sole remaining director or by the stockholders at the next annual meeting thereof or at a special meeting thereof.  Each director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

Classification of Directors.  Our By-laws provide that the directors shall be classified in respect to the time for which they shall severally hold office, by dividing them into three classes.  The number of directors in each class shall be as nearly equal as possible.  At each annual election, any vacancy in any class of directors may be filled and successors to the class of directors whose terms shall expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year.  In the event the number of directors is increased, election may be made to a class of directors with terms expiring in three years or less in order to maintain proportionate equality between the classes.  Any decrease in the number of directors shall be effective at the time of the next succeeding annual meeting of stockholders unless there are vacancies in the board of directors, in which case such decrease may become effective at any time prior to the next succeeding annual meeting to the extent of the number of such vacancies.  Each director shall hold office until the expiration of the term for which he is elected and until his successor has been elected and qualified, or until his prior resignation or removal.

Amendments to By-laws.  Our By-laws provide that they may be amended or repealed or new by-laws may be adopted by action of the stockholders entitled to vote thereon at any annual or special meeting of stockholders or by action of the Board of Directors at a regular or special meeting thereof.

Section 203 of the DGCL. We are subject to Section 203 of the Delaware General Corporation Law. Under this provision, we may not engage in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such time our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to some exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Our common stock is issued in registered form, and our transfer agent is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus has been passed upon for us by Littman Krooks LLP, 655 Third Avenue, New York, New York 10017.

EXPERTS

           Our consolidated financial statements as of and for the years ended September 30, 2008 and 2007 incorporated into this prospectus by reference to our 2008 Annual Report on Form 10-K have been so incorporated in reliance on the report of Sherb & Co., LLP, a registered independent public accounting firm, given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of the documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We are subject to the informational requirements of the Exchange Act, and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports and information statements and other information regarding registrants that file electronically with the SEC. You may read and copy the registration statement, these reports and other information at the public reference facility maintained by the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

You may read and copy our SEC reports, proxy statements and other information at the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:

·	our Annual Report on Form 10-K for our fiscal year ended September 30, 2008, filed with the SEC on December 29, 2008, as amended by our Amended Form 10-K/A, filed with the SEC on July 14, 2009;
·
our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2008, March 31, 2009 and June 30, 2009, filed with the SEC on February 17, 2009, May 15, 2009 and August 14, 2009, respectively, and our Amended Quarterly Reports on Form 10-Q/A for the fiscal quarter ended December 31, 2008, filed with the SEC on July 14, 2009 and July 16, 2009, respectively;

·	our Current Reports on Form 8-K filed with the SEC on December 30, 2008, March 2, 2009, March 19, 2009, April 10, 2009, May 6, 2009 and May 29, 2009; and
·	our Definitive Proxy Statement on Schedule 14A filed with the SEC on January 28, 2009.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Alan B. Levin
Chief Financial Officer
National Holdings Corporation
1200 North Federal Highway Suite 400
Boca Raton, FL 33432
Telephone: (561) 981-1007

You may also access the documents incorporated by reference in this prospectus through our website www.nationalsecurities.com . Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

4,583,335 Shares

Common Stock

NATIONAL
HOLDINGS CORPORATION

National Holdings Corporation

PROSPECTUS

August 24, 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

Amount
SEC Registration Fee	$ 479
Printing Expenses	2,500
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	15,000
Miscellaneous	2,021
Total	$25,000

All of the above fees are estimates.  All of the above expenses will be borne by the Registrant.

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides in relevant part that “[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Our Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law.

Our Amended and Restated By-laws provide that the Company is required to indemnify and hold harmless its directors, officers, employees and agents in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if the party being indemnified acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such party’s conduct was unlawful.  In proceedings by or in the right of the Company, a party seeking to be indemnified may be indemnified if the above standards of conduct are met and to the extent as set forth above, however, if a court judges a party seeking to be indemnified liable to the corporation, no indemnification shall be provided except to the extent that the court deems proper.  To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise, including without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such party shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

We maintain insurance on behalf of our officers and directors, insuring them against liabilities that they may incur in such capacities or arising out of this status.

The above discussion of the our Certificate of Incorporation, as amended, and Amended and Restated By-laws and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, as amended, Amended and Restated By-laws and statute.

Item 15. Recent Sales of Unregistered Securities.

The Company sold the securities described below during past three years from the date hereof without being registered under the Securities Act of 1933, as amended (the “Securities Act”):

In January 2006, the Company consummated a private placement of its securities to a limited number of accredited investors.  We issued an aggregate of 10,000 shares of our newly created Series B Preferred Stock, which were convertible into common stock at a price of $.75 per share, and $1,000,000 in principal amount of five-year, 11% convertible promissory notes, which were convertible into common stock at a price of $1.00 per share. The noteholders received five-year warrants to purchase an aggregate of 300,000 shares of common stock at an exercise price of $1.00 per share.  In June 2007, pursuant to the mandatory conversion provisions of these notes, the Company issued 1,024,413 shares of its common stock in full payment of the $1,000,000 convertible promissory notes, plus accrued interest.  In July 2007, the Company exercised the conversion option contained in its Series B preferred stock and issued 1,333,333 shares of its common stock for the retirement of the Series B preferred stock.

In March 2006, the Company consummated a private placement of its securities to an accredited investor.  We issued an aggregate of 159,090 shares of our common stock, at a price of $1.10 per share.

On February 22, 2007, the Company consummated a private placement of its securities to a limited number of accredited investors.  We sold to the Investors 10% promissory notes in the aggregate principal amount of $1,000,000 and warrants to purchase an aggregate of 250,000 shares of our common stock at an exercise price of $1.40.  The securities were sold for a gross purchase price of $1.0 million.  The Company also entered into a registration rights agreement in connection with the private placement.

On March 31, 2008, the Company consummated a private placement of its securities to one institutional investor.  In connection with the private placement, we sold to a 10% senior subordinated convertible promissory note in the principal amount of $3,000,000 and a warrant to purchase 375,000 shares of our common stock at an exercise price of $2.50 per share.  The Company also entered into a registration rights agreement in connection with the private placement.

On June 30, 2008, the Company consummated a private placement of its securities to one institutional investor.  In connection with the private placement, we sold to a 10% senior subordinated convertible promissory note in the principal amount of $3,000,000 and a warrant to purchase 468,750 shares of our common stock, at an exercise price of $2.00.  The Company also entered into a registration rights agreement in connection with the private placement.

On April 8, 2009, the Company entered into a definitive Securities Purchase Agreement (the “Purchase Agreement”), with Fund.Com, Inc., a Delaware corporation (the “Investor”).  Pursuant to the terms of the Purchase Agreement, on April 30, 2009 we issued to the Investor 666,666 shares of our common stock.

Item 16. Exhibits.

The following documents are filed as exhibits to this registration statement:

2.1
Agreement and Plan of Merger, dated as of  November 7, 2007 by and among National,  vFinance, Inc. and vFin Acquisition Corporation, previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated November 8 2007 and hereby incorporated by reference.

2.2
Amendment No. 1 to the Agreement and Plan of Merger, dated April 17, 2008 by and among National, vFinance, Inc. and vFin Acquisition Corporation, previously filed as Exhibit 2.2 to the Company’s Registration Statement on Form S-4 in April 2008 and hereby incorporated by reference.

3.1	Certificate of Incorporation, as amended, previously filed as Exhibit 3.5. to Form 10-Q in May 2004 and hereby incorporated by reference.
3.2	The Company’s Bylaws, as amended, previously filed as Exhibit 3.3 to Form 10-Q in February 2002, and hereby incorporated by reference.
3.3
Certificate of Designations, Preferences, and Relative Optional or Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock, as amended, previously filed as Exhibit 3.6 to Form 10-Q in May 2004 and hereby incorporated by reference.

3.4
Certificate of Designation of Series B Preferred Stock, filed with the Secretary of State of the State of Delaware on January 11, 2006, previously filed as Exhibit 3.5 to Form 8-K in January 2006 and hereby incorporated by reference.

3.5
Certificate of Amendment to the Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on March 15, 2006 filed as Exhibit 3.6 to Form 10-Q in May 2006 and hereby incorporated by reference.

3.6
Certificate of Amendment to the Certificate of Designation of Series A Preferred Stock, filed with the Secretary of State of the State of Delaware on March 15, 2006 filed as Exhibit 3.7 to Form 10-Q in May 2006 and hereby incorporated by reference.

3.7
Certificate of Amendment to the Certificate of Incorporation, previously filed as Exhibit 3.8 to Amendment No. 1 to the Company’s Registration Statement on Form S-4, dated May 6, 2008 and hereby incorporated by reference.

4.1	Form of Warrant filed as Exhibit 4.4 to Form 8-K in February 2007 and hereby incorporated by reference.
4.2	Form of 10% Promissory Note filed as Exhibit 4.5 to Form 8-K in February 2007 and hereby incorporated by reference.
4.3	Form of Warrant filed as Exhibit 4.6 to Form 8-K in April 2008 and hereby incorporated by reference.
4.4	Form of 10% Senior Subordinated Convertible Promissory Note filed as Exhibit 4.7 to Form 8-K in April 2008 and hereby incorporated by reference.
4.5	Warrant, dated as of June 30, 2008, filed as Exhibit 4.8 to Form 8-K in July 2008 and hereby incorporated by reference.
4.6	10% Senior Subordinated Convertible Promissory Note, dated June 30, 2008 filed as Exhibit 4.9 to Form 8-K in July 2008 and hereby incorporated by reference.
5.1**	Opinion of Littman Krooks LLP as to the legality of the securities being registered.
10.1	Office lease, Chicago, Illinois, previously filed as Exhibit 10.27 to Form 10-K in December 1996 and hereby incorporated by reference.
10.2	Amended office lease, Chicago, Illinois, previously filed as Exhibit 10.29 to Form 10-K in December 1996 and hereby incorporated by reference.

10.3	Office lease, Seattle, Washington previously filed as Exhibit 10.20 to Form 10-K in December 1999 and hereby incorporated by reference.
10.4	2001 Stock Option Plan, previously included in the Proxy Statement-Schedule 14A filed in January 2001 and hereby incorporated by reference.*
10.5
Registration Rights Agreement dated as of January 11, 2006 by and among Olympic Cascade Financial Corporation and the investors set forth therein, previously filed as Exhibit 10.49 to Form 8-K in January 2006 and hereby incorporated by reference.

10.6
Securities Purchase Agreement, dated as of February 22, 2007 by and among National Holdings Corporation and the investors set forth therein filed as Exhibit 10.52 to Form 8-K in February 2007 and hereby incorporated by reference.

10.7
Registration Rights Agreement, dated as of February 22, 2007 by and among National Holdings Corporation and the investors set forth therein filed as Exhibit 10.53 to Form 8-K in February 2007 and hereby incorporated by reference.

10.8	2006 Stock Option Plan, previously included in the Proxy Statement-Schedule 14A filed in January 2006 and hereby incorporated by reference.*
10.9	2008 Stock Option Plan, previously included in the Proxy Statement-Schedule 14A filed in January 2008 and hereby incorporated by reference.*
10.10
Securities Purchase Agreement, dated as of March 31, 2008 by and among National Holdings Corporation and St. Cloud Capital Partners II, L.P., previously filed as Exhibit 10.31 to Form 8-K in April 2008 and hereby incorporated by reference.

10.11
Registration Rights Agreement, dated as of March 31, 2008 by and among National Holdings Corporation and St. Cloud Capital Partners II, L.P., previously filed as Exhibit 10.32 to Form 8-K in April 2008 and hereby incorporated by reference.

10.12
Agreement, dated April 16, 2008, by and between the Company and St. Cloud Capital Partners II, L.P, previously filed as Exhibit 10.33 to Amendment No. 1 to the Company’s Registration Statement on Form S-4, filed may 9, 2008 and hereby incorporated by reference.

10.13
Securities Purchase Agreement, dated as of June 30, 2008 by and between National Holdings Corporation and St. Cloud Capital Partners II, L.P., previously filed as Exhibit 10.34 to Form 8-K in July 2008 and hereby incorporated by reference.

10.14
Registration Rights Agreement, dated as of June 30, 2008 by and between National Holdings Corporation and St. Cloud Capital Partners II, L.P., previously filed as Exhibit 10.35 to Form -K in July 2008 and hereby incorporated by reference.

10.15	Employment Agreement, dated as of July 1, 2008, by and between the Company and Mark Goldwasser, previously filed as Exhibit 10.36 to Form 8-K in July 2008 and hereby incorporated by reference.*
10.16	Employment Agreement, dated as of July 1, 2008, by and between the Company and Leonard J. Sokolow, previously filed as Exhibit 10.37 to Form 8-K in July 2008 and hereby incorporated by reference.*
10.17	Employment Agreement, dated as of July 1, 2008, by and between the Company and Alan B. Levin previously filed as Exhibit 10.38 to Form 8-K in July 2008 and hereby incorporated by reference.*
10.18	Option Agreement, dated as of July 1, 2008, by and between the Company and Mark Goldwasser, previously filed as Exhibit 10.39 to Form 8-K in July 2008 and hereby incorporated by reference.*
10.19	Option Agreement, dated as of July 1, 2008, by and between the Company and Leonard J. Sokolow previously filed as Exhibit 10.40 to Form 8-K in July 2008 and hereby incorporated by reference.*
10.20
Voting Agreement, dated as of July 1, 2008, by and among the Company, Mark Goldwasser, Leonard J. Sokolow and Christopher C. Dewey previously filed as Exhibit 10.41 to Form 8-K in July 2008 and hereby incorporated by reference.

10.21	Termination Agreement, dated as of July 1, 2008, by and between vFinance, Inc. and Leonard J. Sokolow previously filed as Exhibit 10.42 to Form 8-K in July 2008 and hereby incorporated by reference.
10.22
Forbearance Agreement, dated as of February 24, 2009, by and between National Holdings Corporation and St. Cloud Capital Partners, L.P. previously filed as Exhibit 10.23 to Form 8-K in March 2009 and hereby incorporated by reference.

10.23
Forbearance Agreement, dated as of February 25, 2009, by and between National Holdings Corporation and Bedford Oaks Partners, L.P. previously filed as Exhibit 10.24 to Form 8-K in March 2009 and hereby incorporated by reference.

10.24
Forbearance Agreement, dated as of February 25, 2009, by and between National Holdings Corporation and Christopher C. Dewey previously filed as Exhibit 10.25 to Form 8-K in March 2009 and hereby incorporated by reference.

10.25
Amendment No. 1 to Forbearance Agreement, dated as of April 6, 2009, by and between National Holdings Corporation and St. Cloud Capital Partners, L.P. previously filed as Exhibit 10.26 to Form 8-K in April 2009 and hereby incorporated by reference.

10.26
Forbearance Agreement, dated as of April 6, 2009, by and between National Holdings Corporation and St. Cloud Capital Partners II, L.P. previously filed as Exhibit 10.27 to Form 8-K in April 2009 and hereby incorporated by reference.

10.27
Securities Purchase Agreement, dated April 8, 2009, by and between National Holding Corporation and Fund.Com, Inc., previously filed as Exhibit 10.28 to Form 10-Q on May 15, 2009 and hereby incorporated by reference.

10.28
Amendment No. 1 to Securities Purchase Agreement, dated May 5, 2009, by and between National Holdings Corporation and Fund.Com, Inc., previously filed as Exhibit 10.29 to Form 10-Q on May 15, 2009 and hereby incorporated by reference.

10.29
Amendment No. 2 to Securities Purchase Agreement, dated May 14, 2009, by and between National Holdings Corporation and Fund.Com, Inc., previously filed as Exhibit 10.30 to Form 10-Q on May 15, 2009 and hereby incorporated by reference.

10.30
Amendment No. 1 to Forbearance Agreement, dated as of May 6, 2009, by and between National Holdings Corporation and Christopher C. Dewey, previously filed as Exhibit 10.31 to Form 10-Q on May 15, 2009 and hereby incorporated by reference.

10.31
Amendment No. 1 to Forbearance Agreement, dated as of May 6, 2009, by and between National Holdings Corporation and Bedford Oak Partners, L.P., previously filed as Exhibit 10.32 to Form 10-Q on May 15, 2009 and hereby incorporated by reference.

10.32
Amendment No.2 to Forbearance Agreement, dated as of May 14, 2009, by and between National Holdings Corporation and Christopher C. Dewey, previously filed as Exhibit 10.33 to Form 10-Q on May 15, 2009 and hereby incorporated by reference.

10.33
Amendment No.2 to Forbearance Agreement, dated as of May 14, 2009, by and between National Holdings Corporation and Bedford Oak Partners, L.P., previously filed as Exhibit 10.34 to Form 10-Q on May 15, 2009 and hereby incorporated by reference.

10.34
Amendment No.3 to Forbearance Agreement, dated as of May 29, 2009, by and between National Holdings Corporation and Christopher C. Dewey, previously filed as Exhibit 10.34 to Form 10-Q on August 14, 2009 and hereby incorporated by reference.

14.	The Code of Ethics.
16.1	Change in Certifying Accountant, previously filed in Form 8-K in October 2008 and hereby incorporated by reference.
23.1**	Consent of Sherb & Co., LLP.
23.2**	Consent of Littman Krooks LLP, included in the opinion filed as Exhibit 5.1.
24.1***	Power of Attorney, included in the signature page of this Registration Statement.

*     Compensatory agreements
**   Filed herewith
***  Previously filed

Item 17. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; and

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering as such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 24th day of August, 2009.

NATIONAL HOLDINGS CORPORATION

By: /s/ Mark Goldwasser
Mark Goldwasser
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on National's behalf and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mark Goldwasser Mark Goldwasser	Chairman, Chief Executive Officer and Director (principal executive officer)	August 24, 2009

/s/ Leonard J. Sokolow * Leonard J. Sokolow	Vice Chairman of the Board, President and Director	August 24, 2009

/s/ Christopher C. Dewey * Christopher Dewey	Vice Chairman of the Board and Director	August 24, 2009

/s/ Marshall S. Geller * Marshall S. Geller	Director	August 24, 2009

/s/ Robert W. Lautz, Jr. * Robert W. Lautz, Jr.	Director	August 24, 2009

/s/ Jorge A. Ortega * Jorge A. Ortega	Director	August 24, 2009

Charles R. Modica	Director	August 24, 2009

/s/ Alan B. Levin Alan B. Levin	Chief Financial Officer (principal accounting and financial officer)	August 24, 2009

* By: /s/ Mark Goldwasser Mark Goldwasser, Attorney-in-fact ** ** By authority of the power of attorney filed as Exhibit 24.1 hereto.

EXHIBIT INDEX

5.1*	Opinion of Littman Krooks LLP as to the legality of the securities being registered.
23.1*	Consent of Sherb & Co., LLP
23.2*	Consent of Littman Krooks LLP, included in the opinion filed as Exhibit 5.1.
24.1**	Power of Attorney, included in the signature page of this Registration Statement.

*     Filed herewith
**   Previously Filed